UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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PJT PARTNERS INC.

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March 16, 2021

Dear Fellow Shareholders,

We cordially invite you to attend our 2021 Annual Meeting of Shareholders, to be held on April 29, 2021 at 8:30 a.m., Eastern Time. The Annual Meeting will be a virtual meeting of shareholders. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/PJT2021. To participate in the meeting, you must have your 16-Digit Control Number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail. You will not be able to attend the Annual Meeting in person.

The Notice of Annual Meeting of Shareholders and Proxy Statement that follow describe the business to be conducted at the Annual Meeting. Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting, whether or not you plan to attend.

Thank you for your continuing support of PJT Partners.

Very truly yours,

Paul J. Taubman

Chairman and Chief Executive Officer

280 Park Avenue  |  New York, NY 10017  |  t. +1.212.364.7800  |  pjtpartners.com

PJT PARTNERS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

APRIL 29, 2021

The Annual Meeting of Shareholders of PJT Partners Inc. (the “Annual Meeting”) will be held on April 29, 2021 at 8:30 a.m., Eastern Time. You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PJT2021. You will need to have your 16-Digit Control Number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting. The Annual Meeting will be held for the following purposes:

(1)	to elect the three Class III director nominees identified in the accompanying Proxy Statement;

(2)	to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the accompanying Proxy Statement;

(3)	to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for 2021; and

(4)	to transact such other business as may properly come before our Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on March 8, 2021 as the record date for the determination of shareholders entitled to notice of and to vote at our Annual Meeting and any adjournments or postponements thereof. A list of these shareholders will be open for examination by any shareholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at 280 Park Avenue, New York, NY 10017, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/PJT2021 when you enter your 16-Digit Control Number.

The Proxy Materials will be mailed or made available to our shareholders on or about March 17, 2021. As permitted by the rules of the Securities and Exchange Commission, we are sending to most of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) rather than a paper set of the Proxy Materials. By doing so, we save costs and reduce our impact on the environment. The Notice of Availability includes instructions on how to access our Proxy Materials over the Internet, as well as how to request the materials in paper form. On or about March 17, 2021, we will mail to most of our shareholders the Notice of Availability.

Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting, whether or not you plan to attend via live webcast. The Notice of Availability includes instructions on how to vote, including by Internet. If you hold your shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow their instructions.

BY ORDER OF THE BOARD OF DIRECTORS,

Salvatore Rappa

Managing Director, Corporate Counsel and

Corporate Secretary

March 16, 2021

280 Park Avenue | New York, NY 10017 | t. +1.212.364.7800 | pjtpartners.com

PROXY STATEMENT

i

Continuing Class II Directors Whose Terms Will Expire in 2023	24
Qualifications of the Nominees and Directors	25
Board Self-Evaluation	26
Board Recommendation	26
EXECUTIVE OFFICERS	26
CORPORATE GOVERNANCE MATTERS	28
Corporate Governance Highlights	28
Corporate Governance Guidelines	29
Code of Business Conduct and Ethics	29
Shareholder Engagement and Responsiveness	29
Director Independence	30
Board Leadership Structure and Lead Independent Director Role	31
Management Succession Planning	32
Executive Sessions	32
Board Role in Risk Oversight	32
Board Committees	33
Compensation Committee Interlocks and Insider Participation	34
Board and Committee Meetings; Annual Meeting Attendance	34
Communications with the Board	34
Whistleblower Program	34
COMPENSATION OF OUR DIRECTORS	36
Minimum Equity Ownership Guidelines	36
Director Compensation for Fiscal Year 2020	37
COMPENSATION OF OUR EXECUTIVE OFFICERS	39
Compensation Discussion and Analysis	39
2020 Compensation Highlights	39
Compensation Philosophy	40
Roles of our Compensation Committee, Compensation Consultant and Management	41
Compensation Committee	41
Use of Independent Advisor	41
Management	41
Benchmarking Process	42
Elements of Our Compensation Program	42
Base Salary	42
Annual Incentive Compensation	43
Mr. Taubman’s Annual Incentive Compensation	43
Annual Incentive Compensation for Our Other Named Executive Officers	43
One-Time Special Incentive Award Paid to Ms. Lee	45
Alternative Presentation of Annual Compensation	45
Retirement Arrangements	46
Employee Benefits	46
Compensation Program Governance Features	47
Clawback Policy	47
Hedging and Pledging of Our Securities	48
Minimum Equity Ownership Guidelines for Named Executive Officers	48
Vesting of Equity Awards	49
No Individual Revenue Pay-Outs	49
Risk Considerations in Our Compensation Programs	49
REPORT OF THE COMPENSATION COMMITTEE	49
Summary Compensation Table	50
Grants of Plan-Based Awards in 2020	51
Outstanding Equity Awards at 2020 Fiscal Year-End	52
2020 Option Exercises and Stock Vested	53
Narrative Disclosure Relating to the Summary Compensation Table, Grants of Plan-Based Awards in 2020 Table, Outstanding Equity Awards at 2020 Fiscal Year-End Table, and 2020 Option Exercises and Stock Vested Table	53
Partner Agreements	53

ii

Although we refer to our website in the Proxy Statement, the contents of our website are not included or incorporated by reference into the Proxy Statement. All references to our website in the Proxy Statement are intended to be inactive textual references only.

iii

INTRODUCTION

Our Company

We are a premier global advisory-focused investment bank. We offer a unique portfolio of advisory services designed to help our clients achieve their strategic objectives. Our team of senior professionals delivers a range of strategic advisory, capital markets advisory, restructuring and special situations and shareholder advisory services to corporations, financial sponsors, institutional investors and governments around the world. We also provide, through PJT Park Hill, private fund advisory and fundraising services for alternative investment managers, including private equity funds, real estate funds and hedge funds.

2020 Financial Performance Highlights

Revenue	Pretax Income		Earnings Per Share

Total Revenues	GAAP	Adjusted(1)	GAAP	Adjusted(1)

$1.05 Billion	$248 Million	$271 Million	$4.40	$4.93

+47% YoY	+202% YoY	+105% YoY	+264% YoY	+105% YoY

(1)	See Appendix A for a reconciliation of this non-GAAP measure to its most directly comparable GAAP measure.

PJT Partners Inc. is a holding company and its only material asset is its controlling equity interest in PJT Partners Holdings LP (“PJT Partners Holdings”), a holding partnership that holds the company’s operating subsidiaries, and certain cash and cash equivalents it may hold from time to time. As the sole general partner of PJT Partners Holdings, PJT Partners Inc. operates and controls all of the business and affairs of PJT Partners Holdings and its operating subsidiaries.

In this Proxy Statement, unless the context requires otherwise, the words “PJT Partners” refer to PJT Partners Inc. and the “company,” “we,” “us” and “our” refer to PJT Partners, together with its consolidated subsidiaries, including PJT Partners Holdings and its operating subsidiaries.

Our Class A common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “PJT.”

Meet Our Board of Directors

Qualifications of Our Board

Our Board is comprised of actively engaged individuals with diverse skills, experiences and backgrounds that contribute to the effective oversight of our firm. The Board believes these varied qualifications help to inform and better oversee decisions regarding the company’s long-term strategic growth.

The presentation below is a high-level summary of our Board’s skills. For further information about each director, please see “Proposal 1—Election of Directors” below.

Banking & Financial Services Breadth and depth of experience in the company’s business

Diverse Characteristics Gender diversity and representation from the LGBTQ+ community; our Board has two female directors and one LGBTQ+ director

Executive Experience Experience in senior management roles, including serving as a CEO or senior executive, within a complex organization

Financial Reporting Experience in overseeing the presentation of financial results as well as internal controls

Human Capital Management Experience in management of human resources and employee compensation

International Business Broad leadership experience within global companies and understanding of international markets

IT & Cybersecurity Experience or expertise in information technology, including understanding the importance of maintaining client trust through the protection of their information

Legal & Regulatory Experience in legal and regulatory affairs, and regulated industries, including as part of a business and/or through positions with government and/or regulatory bodies

Marketing & Media Experience overseeing internal and external communications and engagement with stakeholders

Public Company Experience Experience as a board member of other publicly traded companies

Risk Management Experience overseeing complex risk management matters

Strategic Planning Experience driving the strategic direction and growth of an organization

Committee Structure

	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee
J. Costos (Independent)
D. Hersch (Lead Independent Director)
E. Rafferty (Independent)
T. Ryan (Independent)
G. Skaugen (Independent)
P. Taubman (Chairman & CEO)
K. Whitney (Independent)

Committee Chair                 Committee Member

Leadership Structure

Our Board believes it is in our company’s best interests to have Mr. Taubman serve as Chairman of our Board as well as our CEO. Our Board believes combining these roles promotes effective leadership and provides the clear focus needed to execute our business strategy and objectives.

Mr. Hersch serves as our Lead Independent Director. Mr. Hersch coordinates the efforts of the independent directors to ensure that objective judgment is brought to bear on important issues involving the management of the company, including the performance of senior management. For more details on the responsibilities of our Lead Independent Director, please see “Corporate Governance Matters—Board Leadership Structure and Lead Independent Director Role” below.

Corporate Governance

Our Board is committed to corporate governance that serves the best interests of our company and shareholders, and to active engagement with our shareholders throughout the year. The following summarizes certain highlights of our Board’s expertise, guiding principles, corporate governance practices and policies.

Breadth of Skills and Expertise

From the inception of our firm, we have sought to ensure that each of our directors brought a level of experience and expertise that was outsized relative to an early stage firm to ensure immediate and effective implementation of our firm’s long-term strategic goals and to provide oversight of our firm’s risk profile and strategic goals. Our Board is committed to the ongoing evaluation of its composition, including the diversity of our directors and how their collective skills align with our evolving business strategy. In July 2020, Grace R. Skaugen was appointed to our Board, further deepening the depth and breadth of experience and expertise of our Board specifically as it relates to our international business activities in Europe.

Commitment to Diversity

The Board believes that fostering an inclusive culture—which welcomes differing perspectives, backgrounds and beliefs—enables us to provide the best advice and insights to our clients. As such, diversity is an important consideration in the composition of our Board.

Independent & Engaged Board

Six of our seven current directors (86%) are independent, with all Board committees comprised entirely of independent directors. During 2020, each director attended at least 75% of all Board meetings and meetings of each Board committee on which he or she served.

Strong Lead Independent Director

The Board’s Lead Independent Director facilitates independent oversight of management. Our Lead Independent Director is responsible for coordinating the efforts of the independent directors to ensure that objective judgment is brought to bear on important issues involving the management of the company, including the performance of senior management. See “Corporate Governance Matters—Board Leadership Structure and Lead Independent Director Role” below.

Shareholder Engagement and Responsiveness

As part of our shareholder engagement program, we contact and hold meetings with many of our largest shareholders to discuss a range of topics related to the company’s strategy, governance profile, executive compensation practices, human capital management and other matters. A thematic summary of recent investor conversations is included under the section “Corporate Governance Matters—Shareholder Engagement and Responsiveness” below.

Annual Evaluations

Board and committee self-evaluations are conducted annually to review and consider board structure, leadership, oversight needs and requisite skills to best guide the company in executing its long-term strategic objectives. Our Board annually reviews its size and composition and assesses its ability to function effectively and with appropriate expertise and diversity.

Open Channels of Communication Between the Board and Our Firm

The Board maintains open channels of communication across our firm. Members of the Board engage and spend time with our executives, partners and other colleagues throughout the year in a variety of forums.

Minimum Equity Ownership Guidelines

We have minimum equity ownership guidelines for our Named Executive Officers and Directors that require significant ownership of our common stock. Our CEO is required to hold equity in our company with a market value equal to or greater than ten times base salary and our other Named Executive Officers are required to hold equity in our company with a market value equal to or greater than five times base salary. Our directors are required to hold equity in our company with a market value equal to or greater than three times their annual retainer.

Risk Management

We have policies, procedures and processes in place to identify, assess, monitor and manage the risks inherent in our business activities. Our risk management framework consists of Board- and management-based committees in order to instill a culture of openness and transparency. This helps to reasonably ensure that important risks are identified and communicated to senior management and, where appropriate, to the Board.

The Board of Directors’ Role in Risk Oversight

Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to the company and its shareholders. While our management is responsible for the day-to-day management of risk, our Board, along with executive management, is responsible for promoting an appropriate culture of risk management within the company and for setting the right “tone at the top,” overseeing our aggregate risk profile and monitoring how we address specific risks.

Our Board has been and continues to be engaged with management in the oversight of the impact of COVID-19 on the company and the company’s actions in response. The Board continues to identify and monitor potential risks and reasonably ensure effective oversight.

Board of Directors

•   The Board exercises its oversight responsibility for risk both directly and through its standing committees.

•   Throughout the year, the Board and each of its committees dedicate a portion of their time reviewing and discussing specific risk topics.

•   On a periodic basis, members of senior management report on our top enterprise risks and the steps management has taken or will take to mitigate these risks.

•   Our Chief Technology Officer provides updates to the Board on technology and cybersecurity, which includes an annual in-depth review.

•   Our Chief Compliance Officer provides updates to the Board on regulatory and compliance matters, which includes an annual in-depth review. In addition, our General Counsel updates the Board regularly on material legal and regulatory matters.

•   Our Global Head of Human Resources provides updates to the Board on Human Capital matters, including hiring investment, talent, and diversity and inclusion.

•   Regular reports are also provided to and discussed by the Board regarding recent business, legal, regulatory, competitive and other developments impacting our company.

Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee

•   Focuses on oversight of financial risks relating to the company, including:

➢ Financial statements, financial reporting and internal controls;

➢ Performance and independence
of independent registered public accounting firm;

➢ Performance of internal audit;

➢ Tax strategy;

➢ Legal and regulatory; and

➢ Key operational risks.

•   Focuses on risks relating to executive compensation plans and arrangements, including:

➢ Our compensation policies and practices for our Named Executive Officers and other employees; and

➢ Our incentive and equity- based compensation plans.

•   Focuses on risks related to our overall corporate governance, including:

➢ Board effectiveness;

➢ Board and committee composition;

➢ Board size and structure;

➢ Director independence;

➢ Board succession; and

➢ Our corporate responsibility.

Management-Based Risk Committees

We have committees that meet regularly with the mission of identifying risks inherent in our business activities and the financial services industry generally. These committees are responsible for incorporating risk management into the firm’s daily business activities. These committees include, but are not limited to, the Executive Committee, Management Committee, Operational Risk Management Committee, Compliance Risk Committee and various committees at each business unit level.

Culture of Compliance

As a financial services company, our business is subject to extensive rules and regulations in the United States and around the globe. Adherence to these various rules and regulations is paramount to the reputation and success of our company. As such, all of our partners and employees are required to participate in various mandatory regulatory and compliance training programs designed to educate our partners and employees on the many laws, rules and regulations that impact our firm as well as reinforce the gravity of adherence to such laws, rules and regulations. Such programs include, without limitation, regular compliance training sessions on the firm’s Global Compliance Policies Manual and Written Supervisory Procedures, including training sessions on our Anti-Money Laundering/Know Your Customer rules and procedures. In addition, all partners and employees receive training on PJT Partners’ Code of Business Conduct and Ethics and our policies and procedures for reporting wrongdoing (see “Corporate Governance Matters—Communications with the Board—Whistleblower Program” below).

Cybersecurity and Data Protection

Our clients typically provide us with sensitive and confidential information. Breaches of our network security systems could involve attempts intended to obtain access to sensitive information or to destroy data or disable, degrade or sabotage our systems. These may involve the attempted introduction of computer viruses, malware, cyber-attacks and other means that originate from a broad array of sources, including unknown third parties. We take various measures to ensure the integrity of our systems, including implementation of security controls and regular training of our partners and employees with respect to measures we can take to thwart cybersecurity attacks. Further, all of our employees are trained at least annually on our Information Security Polices and Written Supervisory Procedures.

Human Capital Management Philosophy

We believe that our culture is critical to all aspects of how we do business and to our long-term success. Since inception, we have prioritized attracting top talent from a diverse range of backgrounds and experiences, focusing on those who are both aligned with and can enhance our culture in positive ways.

Our human capital successes are evident in the number and quality of hires we have made, our low levels of voluntary attrition and the feedback we receive through our employee surveys. Reinforcement of the culture we are building comes through engagement with our employees, the reward principles we apply to compensation and promotion decisions and through our various talent development initiatives, which continue to evolve as we grow.

As of December 31, 2020, we employed 749 individuals globally, including 88 partners.

Board Oversight of Human Capital Management

Our Board is actively engaged in human capital management. Our Board periodically reviews a management succession plan that includes, among other things, an assessment of the experience, performance and skills of potential successors to our Chairman and CEO and our Managing Partner. CEO succession planning discussions are led by the Lead Independent Director. More broadly, the Board, including the Compensation Committee, is regularly updated and consulted on key talent hires as well as key aspects of the company’s human capital strategy. Human capital priorities are continuously refined based on business drivers, employee feedback and the overall environment for talent. The Nominating/Corporate Governance and Compensation Committees conduct a review of our human capital management practices and disclosures. Members of the Board also actively engage and spend time with our executives, partners and other employees throughout the year at Board meetings, partner meetings and a variety of other forums. Board members are also kept abreast of human capital management matters through participation in firm-wide town hall meetings and are included on employee communications, including announcements of transactions on which the company has advised.

Employee Feedback and Engagement

Since 2017, we have conducted employee surveys to provide a formal channel through which we gather systematic feedback. Participation is high, with consistent feedback on a multi-year basis. The key positive themes include a strong belief in our commitment to doing the right thing for both our clients and our firm, a belief that PJT Partners has a differentiated culture, a commitment to excellence and a strong sense of respect among colleagues.

We use feedback from the survey and other employee forums to inform our ongoing efforts towards continuous improvement, including as it relates to broad human capital themes as well as more specific issues like employee support during the COVID-19 pandemic.

We have numerous other channels through which we engage with our employees on human capital topics, including our recruiting committee, talent development committee, women’s development series and other less formal forums by business and level. We use these various channels to solicit input on issues such as resourcing and training priorities. More recently, we established regular forums for engagement during COVID-19, to ensure our employees remain connected at all levels and feel supported in areas of wellness, including as it relates to mental health, and ways in which the company can give back to the communities in which we operate. We have also established forums for engagement around how we broaden our diversity lens, including through regular discussion with our bankers who identify as Black.

Reward Principles

We believe our firm culture is reinforced through our reward mechanisms. Since the inception of our firm, our compensation structures have been designed to encourage a focus on sustainable franchise growth and collaboration, and do not include individual revenue pay-outs. For a broad group of employees, discretionary bonuses also typically include a company stock component to ensure long-term focus and alignment with the interests of our company. All compensation and promotion decisions are informed by the following Reward Principles, which are communicated to managers and employees alike:

Character

•        Always acting with integrity and doing the right thing

•        Being an effective and inspirational team manager

•        Adhering to and promoting a culture of compliance and good conduct

•        Having a mindset that focuses on safeguarding our reputation

•        Protecting the client’s and the company’s interests

•        Prioritizing long-term sustainable return over near-term gain

Collaboration

•        Recruiting, mentoring and developing talent

•        Respecting colleagues and different points of view

•        Building collaborative relationships across businesses and regions

•        Bringing the appropriate capabilities to bear in advancing our clients’ objectives

Commercial Impact/Client Relationships

•        Evidence of deepening relationships and an enhanced quality of client dialogues

•        Effectively communicating the value proposition of our company to our clients

•        Ensuring the company is appropriately rewarded for what we bring to the table

Content

•        Bringing new and innovative approaches to problems

•        Drawing on a broad range of information, relationships and support to provide unique content and solutions

•        Amplifying the company’s impact and brand through differentiated domain expertise

Employer of Choice Initiatives

From the beginning of our firm, we have strived to provide pay, benefits and other ancillary support mechanisms that help meet the varying needs of our partners and employees. Our total rewards package is based on competitive pay and is often structured to include discretionary bonuses that employ long-term incentives. Such incentives are designed to ensure alignment with our shareholders and the overall success of our firm. Other benefits include health care, 401(k) plan and pension matching, gender neutral primary and secondary caregiver leave, generous paid time off, discounted gym memberships, weekly wellness sessions, access to walk-in health care, emergency child care and an employee assistance program. These benefits were continuously reviewed and adapted during the COVID-19 pandemic, with the addition of new benefits including mental health and resilience training, expansion of emergency child care benefit, virtual workout classes and a disruption stipend for all employees below a certain level. Furthermore, we acknowledge work-life balance issues for our employees including through a paid-time off policy that is consistent irrespective of level, and a vacation stipend for Associates and Vice Presidents.

It is our practice to review and benchmark our compensation and benefit practices annually and consider feedback from our employee surveys to ensure we remain an employer of choice.

Diversity and Inclusion

We believe that fostering an inclusive culture, which welcomes differing perspectives and beliefs, enables us to provide the best advice and insights to our clients. As such, we seek to recruit, develop and retain top talent with diverse backgrounds and experiences. Our efforts in this regard include campus recruiting programs focused on increasing the number of female applicants, recently launched campus recruiting programs focused on improving our ability to recruit diverse candidates, a diversity fellowship for business school applicants and a development and inclusion series focused on existing diverse employees at the firm. We also continue to challenge ourselves to broaden the candidate profiles we review, ensuring we are looking beyond traditional finance programs. These efforts are supplemented by our use of an artificial intelligence recruiting tool specifically designed to identify talent from a broader range of backgrounds than may be identified purely from more traditional methods.

In 2020, we recommitted ourselves to diversity and inclusion, with a particular emphasis on broadening the lens from gender equity to include a better focus on race and the recruitment and retention of LGBTQ+ professionals. We commenced a series of open forum discussions about race, hosted by our senior executives and guest speakers with perspectives on the topic, as well as firm-wide recognition of Juneteenth as a holiday. For the upcoming campus recruitment cycles, we have expanded our existing diversity fellowship to include LGBTQ+ applicants. Furthermore, we elevate the importance of diversity and inclusion as day-to-day workplace considerations through our annual training programs that include: Working with Respect; Your Influence and Impact at PJT Partners; and Fostering a Positive Work Environment.

To further emphasize the importance of diversity and inclusion as a critical part of our culture, every employee was required to state an individual objective related to diversity and inclusion as part of their 2020 year-end review. Progress towards these objectives will be discussed as part of mid-year and year-end reviews in 2021.

Employee Development

We understand that to retain best-in-class talent requires providing the opportunity for career growth. With this in mind, we invest in a range of training and development opportunities including the development of technical skills, communication and management capabilities. We also recognize that our long-term success requires not only the recruitment of best-in-class senior talent but also in providing positive career trajectory and upward mobility for our other employees. To that end, we continue to make significant improvements to our promotion process and our commitment to mentoring our rising talent, including through partnering with external coaches.

Engagement with the Broader Community

To aid in the support of the communities we serve, the company, our partners and our broader employee base have donated over $2 million to nearly one hundred global organizations across our communities to COVID-19 related causes and organizations dedicated to the advancement of racial equity. Our employees, including our summer interns, have also made significant contributions of their time, volunteering over 500 hours of service to the communities in which we operate. In the case of our 2020 summer interns, the company required that all program participants complete a community volunteering project as a condition of a full-time offer for 2021.

Responding to the COVID-19 Pandemic

Our foremost priority throughout the COVID-19 pandemic has been the health and safety of our employees, clients, vendors and the communities where we live and conduct business. We have been careful and deliberate in all our decisions with these stakeholders in mind. Our Board has been, and continues to be, actively engaged with management in the oversight of the impact of COVID-19 on the company and the company’s actions in response.

Our employees began working remotely in mid-March 2020, transforming the way we typically do business in order to keep our employees, their families and our communities safe. We undertook steps to allow a limited number of employees to return to certain of our office locations on a voluntary basis, following our rigorous established safety protocols, which are based on guidance from the United States Centers for Disease Control and Prevention and local governments in the geographic locations in which we operate.

Throughout the pandemic, we have provided our employees with a variety of resources to support them while they worked in these changed and challenging circumstances. We expanded our wellness resources to include sessions on mental health and resilience, virtual workout and meditation sessions, and workshops for parents on how to navigate child care while schools are operating remotely. We also provided disruption stipends to our more junior employees at the onset of the remote transition to assist them financially with setting up their at-home offices.

We have maintained a high level of employee engagement during this time through firm-wide meetings led by our senior leadership, frequent communications to our employee base keeping them informed of our COVID-19 efforts and the benefits available to them through the company, and published a work from home guide. We have continued to ensure our employees are well-positioned to be successful in their remote working environments through surveys seeking feedback on remote working environments and how the firm can best support them. In addition, we have employed strategies and established internal initiatives to stay connected with one another and preserve our culture in this virtual/remote environment. These efforts also included evolving our onboarding program for new employees hired during this time. Our internal survey feedback reflects that our employees have appreciated the level of our commitment to them and are satisfied with the communications from management on our COVID-19 response.

Our employees have remained engaged, highly productive and committed to driving business results, which we believe is a testament to the strength of our culture. We are also proud of the ways in which our employees have given back, in both time and money, during a pandemic that has created huge challenges in the communities in which we live and work.

Environmental Practices

We are committed to bringing greater efficiency and environmental sustainability to the operations of our leased office spaces that reflect industry best practices.

Our corporate headquarters in New York, NY is LEED® (Leadership in Energy and Environmental Design) certified gold-rated and all of our leased office spaces in the U.S. are LEED® certified as well. Our corporate headquarters is also a BOMA (Building Owners and Managers Association) 360 program design.

Compensation

Executive Compensation Philosophy

Our executive compensation program considers firm-wide financial measures to ensure alignment with shareholders and a collaborative working environment among senior executives, in addition to goals targeted to each of the Named Executive Officers. We seek to ensure that each Named Executive Officer has goals that are tied to tangible measures of business success as well as those that are focused on leadership and talent development. We recognize the importance of leadership and talent development in building a sustainable franchise. In 2021, talent goals will include an even greater commitment to diversity and inclusion.

To ensure that we are able to attract and retain executives and other professionals that will contribute to the long-term success of the company, our compensation program for the firm overall aims to be market-competitive versus our peers, in both quantum and structure.

In order to meet these objectives, our compensation program includes:

•	annual incentive compensation that places a strong emphasis on firm-wide financial performance, with the flexibility to assess company and individual performance;

•

an appropriate link between compensation and the creation of shareholder value through long-term focused and retention-driven incentive awards; for long-term incentive awards granted in relation to 2020 performance, the vesting schedule for partners was increased from three years to four years (with vesting in equal installments on the second, third and fourth anniversaries of the grant date);

•	a focus on sustainable franchise growth and collaboration, and therefore does not include individual revenue pay-outs;

•	recognition of the contribution to the firm’s goals of employee development (including a focus on leadership, diversity and inclusion);

•	adherence to the firm’s culture of compliance with the many rules and regulations pertinent to the financial services industry;

•	long-term incentives that do not promote excessive risk-taking; and

•	benchmarking analysis to help us understand compensation practices of our competitors.

Elements of Our Named Executive Officer Compensation Program

Element		Key Features	2020 Highlights
Fixed Compensation	Base Salary

•   Fixed pay

• Informed by reference to peer group median and adjusted for, among other variables, tenure, knowledge, ability and experience

•   Level also takes into account scope of role

•   Reviewed annually

• Base salaries have not been adjusted since October 1, 2015 for Mr. Taubman, January 1, 2016 for Ms. Lee, October 1, 2015 for Ms. Meates and January 1, 2017 for Mr. Cuminale.
Annual Incentive Compensation (Performance-Based)	Cash Bonus	• Variable pay delivered in cash • Value determined based on firm-wide financial performance and individual objectives	• Mr. Taubman has not received any cash compensation in excess of base salary with respect to performance years 2015 through 2020.
Long-term Incentive Awards

•   Variable pay granted in equity

•   Accounts for, on average, approximately 44% of the Annual Incentive Compensation for the Named Executive Officers (other than Mr. Taubman)

•   Equity awards vest in equal installments on the second, third and fourth anniversaries of the grant date

• The percentage of the Named Executive Officer’s total annual incentive compensation that was delivered as a long-term incentive in the form of restricted stock units that vest over four years was 47% for Ms. Lee, 44% for Ms. Meates and 41% for Mr. Cuminale. For performance year 2020, Mr. Taubman did not receive a long-term incentive award.

2020 Executive Compensation Highlights

We encourage our shareholders to review the section titled “Compensation of Our Executive Officers—Compensation Discussion and Analysis” below for a comprehensive discussion of our executive compensation for 2020.

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At the time of the company’s spin-off on October 1, 2015, Mr. Taubman agreed to a compensation framework whereby he would receive an annual base salary of $1,000,000 with no expectation of any annual incentive for the first three years. Prior to October 1, 2018, Mr. Taubman proposed, with the approval of the Compensation Committee, that this framework be extended through October 1, 2021 with no expectation of any annual incentive through that period. The Compensation Committee supported Mr. Taubman’s perspective that resources would be better invested elsewhere in support of the company’s significant and continued growth and were fully aligned with this longer-term focused approach. The Committee approved the extension of Mr. Taubman’s annual base salary of $1,000,000 through October 1, 2021 and additionally granted him 60,000 LTIP units with a three-year vesting term reflecting the period through which the framework was extended. The 2020 performance year was the sixth consecutive year where Mr. Taubman received no additional incentive seeking to recognize year to year performance, an approach that means Mr. Taubman’s annual compensation remains below market pay levels for this role, especially given the company’s performance to date.

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Mr. Taubman maintains a significant amount of equity in the company through Partnership Units granted at spin-off and units that were earned as a result of the company achieving certain share price thresholds. These amounts have been further increased by Mr. Taubman’s significant open market share purchases.

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Ms. Lee’s total awarded compensation specifically relating to 2020, remains unchanged for the fifth consecutive year, despite the numerous and major contributions she has made to the company’s growth during this time period. Since 2015, the company’s revenue has increased by 159%, with adjusted pre-tax income increasing by 546%, and talent, as indicated by headcount growth, increasing by 112%. Rather than seeking to recognize this progress on a year-to-year basis, our Chief Executive Officer, together with the Compensation Committee, have deliberately chosen to take a longer-term perspective in acknowledging Ms. Lee’s contributions. With this longer-term reward philosophy in mind, and in recognition of Ms. Lee’s cumulative impact and achievements since our spin-off in 2015, the Compensation Committee approved a one-time $5,000,000 special incentive award for Ms. Lee with restrictions that expire on the third anniversary of the grant.

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Total awarded compensation for Ms. Meates and Mr. Cuminale increased for the 2020 performance year compared with the 2019 performance year, reflective of firm-wide and individual performance and relative market positioning.

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A significant portion of the 2020 total compensation paid to our Named Executive Officers was delivered in the form of equity that vests over four years (with vesting in equal installments on the second, third and fourth anniversaries of the grant date), a change from 2015 to 2019, where long-term equity incentive awards vested over three years.

With respect to our 2020 non-binding, advisory shareholder vote on executive compensation, or say on pay, our shareholders overwhelmingly approved our executive compensation program with over 99% of voted shares cast in favor of the say on pay proposal. We believe these results reflect strong shareholder support for our pay-for-performance linkage and our compensation structure that facilitates it, and therefore underscores the endorsement by our shareholders of the alignment between our executive compensation and performance.

GENERAL INFORMATION

PJT Partners Inc. is making this Proxy Statement available to its shareholders in connection with the solicitation of proxies by the Board for our 2021 Annual Meeting of Shareholders to be held on April 29, 2021 at 8:30 a.m., Eastern Time via live audio webcast at www.virtualshareholdermeeting.com/PJT2021, and any adjournment or postponement thereof (the “Annual Meeting”). You are receiving this Proxy Statement because you owned shares of the company’s Class A or Class B common stock at the close of business on March 8, 2021, the record date for the Annual Meeting, which entitles you to vote at the Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The Annual Meeting will be Webcast Online

Due to the public health impact of COVID-19 and to support the health and well-being of our shareholders and other participants at the Annual Meeting, the Annual Meeting will be a virtual meeting of shareholders held via an audio webcast. The virtual meeting will provide the same rights and advantages of a physical meeting. Shareholders will be able to present questions online during the meeting, providing our shareholders with the opportunity for meaningful engagement with the company.

Participation in Our Annual Meeting

To participate in the meeting, you must have your 16-Digit Control Number that is shown on your Notice of Availability of Proxy Materials (the “Notice of Availability”) or on your proxy card if you elected to receive proxy materials by mail. You may access the Annual Meeting by visiting www.virtualshareholdermeeting.com/PJT2021. You will be able to submit questions during the meeting by typing in your question into the “ask a question” box on the meeting page. Technicians will be ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the virtual meeting, please call the technical support number posted on the virtual meeting platform log-in page. You may also obtain information regarding access to the Annual Meeting by contacting our investor relations representative at 212-364-7810 or via email at investorrelations@pjtpartners.com. This Proxy Statement contains information about the items shareholders will vote on at the Annual Meeting.

The virtual meeting format for the Annual Meeting will enable full and equal participation by all of our shareholders from any place in the world at little to no cost. We designed the format of the virtual meeting to ensure that shareholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We will take the following steps to ensure such an experience by (1) providing shareholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per shareholder unless time otherwise permits; and (2) answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting.

The Proxy Materials

Our Proxy Materials include:

•	this Proxy Statement;

•	a Notice of our 2021 Annual Meeting of Shareholders (which is attached to this Proxy Statement); and

•	our 2020 Annual Report to Shareholders.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a Proxy Card or voting instruction form. If you received or accessed these materials through the Internet, your Proxy Card or voting instruction form are available to be filled out and executed electronically.

Mailing of Proxy Materials

The Proxy Materials will be mailed or made available to our shareholders on or about March 17, 2021. On or about March 17, 2021, we will mail to most of our shareholders a Notice of Availability containing instructions on how to access our Proxy Statement. Below are answers to common questions shareholders may have about the Proxy Materials and the Annual Meeting.

Notice of Internet Availability of Proxy Materials

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing Proxy Materials to most of our shareholders on the Internet, rather than mailing printed copies. By doing so, we save costs and reduce our impact on the environment. If you received a Notice of Availability by mail, you will not receive printed copies of the Proxy Materials unless you request them. Instead, the Notice of Availability will instruct you how to access and review the Proxy Materials on the Internet. If you would like printed copies of the Proxy Materials, please follow the instructions on the Notice of Availability.

Shares to be Voted at the Annual Meeting

Holders of Class A common stock will have one vote for every share of Class A common stock that such holder owned at the close of business on the Record Date.

Due to our corporate structure, certain holders of the equity in our company maintain their ownership through PJT Partners Holdings partnership units and LTIP Units (which is a class of partnership interests in PJT Partners Holdings; collectively, the “Partnership Units”). In order to ensure that these Partnership Unit holders are not disenfranchised and, therefore, are entitled to vote their economic interest in the company, these holders were granted an accompanying share of Class B common stock. This share of Class B common stock entitles the holder to a number of votes commensurate with such holder’s vested and unvested Partnership Units and does not provide any voting power in excess of the holder’s economic interest in the company; it merely provides a vehicle for a Partnership Unit holder to vote his/her economic interest in the company. As an example, if a holder of a share of Class B common stock owns 100 Partnership Units, that share of Class B common stock would simply provide such holder with 100 votes on all matters presented to our shareholders.

However, in an effort to preserve the tax-free nature of our spin-off in 2015 from The Blackstone Group Inc. (“Blackstone”), our Certificate of Incorporation provided that holders of Class B common stock were limited to only one vote per share of Class B common stock solely with respect to the election or removal of directors. Thus, applying the above example, that same holder of Class B common stock (representing 100 Partnership Units) would be entitled to 100 votes on all matters presented to our shareholders but only one vote with respect to director elections or removals.

With the passage of time since the spin-off, this restriction on the voting rights of holders of Class B common stock is no longer operative, an eventuality that was envisaged in our Certificate of Incorporation. Pursuant to our Certificate of Incorporation, upon the request of a holder of Class B common stock and approval by the Board, such holder’s Class B common stock would be equalized to provide the same number of votes for the election and removal of directors as it does for all other matters. Accordingly, the holders of 11,260,219 vested and unvested Partnership Units have requested, and the Board has approved, that the shares of Class B common stock held by them provide them with the same number of votes for the election and removal of directors as they do for all other matters.

Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which such shareholders are entitled to vote generally, except as otherwise required by law.

In connection with the spin-off, certain members of Blackstone’s senior management provided an irrevocable proxy to Mr. Taubman to vote their shares of Class B common stock for so long as Mr. Taubman is our CEO.

If you hold restricted stock units, you will not be entitled to vote the shares underlying such restricted stock units unless and until you actually receive delivery of the shares of Class A common stock underlying such units and are the holder of record of such shares.

As of March 8, 2021, the Record Date for our Annual Meeting, our share count for voting purposes set forth above was as follows:

	Proposal 1: elect the three Class III director nominees identified in this Proxy Statement	Proposal 2: advisory vote on the compensation of our Named Executive Officers	Proposal 3: advisory vote to ratify the selection of Deloitte as our independent registered accounting firm for 2020
Shares of Class A common stock	25,311,598	25,311,598	25,311,598
Shares of Class B common stock	11,260,324	17,046,548	17,046,548
Total voting power	36,571,922	42,358,146	42,358,146

Annual Meeting Quorum

The holders of a majority in voting power of the issued and outstanding shares of Class A common stock and Class B common stock (which is equal to the aggregate number of vested and unvested Partnership Units and LTIP Units held by such Class B common shareholders) collectively as a single class entitled to vote, must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by broker non-votes (as defined below) that are present and entitled to vote at the Annual Meeting will be counted for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your bank, broker or other holder of record, under current NYSE rules, Proposals 1 and 2 are considered non-discretionary matters and a bank, broker or other holder of record will lack the authority to vote shares at its/his/her discretion on these proposals, and your shares will not be voted on these proposals (a “broker non-vote”).

Required Votes

	Proposal 1: elect the three Class III director nominees identified in this Proxy Statement	Proposal 2: advisory vote on the compensation of our Named Executive Officers	Proposal 3: advisory vote to ratify the selection of Deloitte as our independent registered accounting firm for 2021
How many votes are required for approval?	A plurality of affirmative votes cast, even if less than a majority	A majority of affirmative votes cast	A majority of affirmative votes cast
How are director withhold votes treated?	Withhold votes will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have no effect on this proposal	N/A	N/A
How are abstentions treated?	N/A	Abstentions are counted for the purpose of establishing the presence of a quorum, but will not be counted as votes cast and will have no effect on this proposal	Abstentions are counted for the purpose of establishing the presence of a quorum, but will not be counted as votes cast and will have no effect on this proposal
How are broker non-votes treated?	Broker non-votes are counted for the purpose of establishing the presence of a quorum, but are not counted as votes cast and will have no effect on this proposal	Broker non-votes are counted for the purpose of establishing the presence of a quorum, but are not counted as votes cast and will have no effect on this proposal	No broker non-votes since banks, brokers and other holders of record may exercise discretion and vote on this matter and these will be counted as votes cast
How will signed proxies that do not specify voting preferences be treated?	Votes will be cast for the three director nominees identified in this Proxy Statement	Votes will be cast for the approval of the compensation of our Named Executive Officers	Votes will be cast for the selection of Deloitte as our independent public accounting firm for 2021

It is important to note that the proposals to approve the compensation of our Named Executive Officers and ratify the selection of the independent registered public accounting firm are non-binding and advisory. However, the Board intends to carefully consider the results of Proposal 2 in making future compensation decisions and, if our shareholders fail to ratify the selection of Deloitte, the selection of another independent registered public accounting firm may be considered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.

Voting at the Annual Meeting

The manner in which you cast your vote depends on whether you are a shareholder of record or you are a beneficial owner of shares held in “street name.”

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a shareholder of record.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

Voting by Proxy for Shares Registered Directly in the Name of the Shareholder. If you hold your shares of common stock in your own name as a shareholder of record, you may instruct the proxy holders named in the Proxy Card how to vote your shares of common stock in one of the following ways:

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Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice of Availability or, if you received printed materials, on your Proxy Card. The website for Internet voting is printed on the Notice of Availability and also on your Proxy Card. Please have your Notice of Availability or Proxy Card in hand when voting. Internet voting is available 24 hours each day until 11:59 p.m., Eastern Time, on April 28, 2021. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your Proxy Card.

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Vote by Telephone. You also have the option to vote by telephone by calling the toll-free number (800) 690-6903. Telephone voting is available 24 hours each day until 11:59 p.m., Eastern Time, on April 28, 2021. When you call, please have your Proxy Card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your Proxy Card.

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Vote by Mail. If you received printed materials, and would like to vote by mail, please mark, sign and date your Proxy Card and return it promptly in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the Proxy Materials by following the instructions on your Notice of Availability.

Voting by Proxy for Shares Registered in Street Name. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

Voting Online at the Annual Meeting. If you are a Class A or Class B common shareholder of record, you may vote and submit questions while attending the meeting online via live audio webcast. You will need the 16-Digit Control Number included on your Notice of Availability or your proxy card (if you received a printed copy of the proxy materials) in order to be able to enter the meeting.

Shares held in your name as the shareholder of record may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/PJT2021 during the meeting. You will need your 16-Digit Control Number found in the Notice of Availability or your proxy card. Even if you plan to participate in the online meeting, we recommend that you also submit your proxy or voting instructions in advance, so that your vote will be counted if you later decide not to participate in the online meeting.

Revocation of Your Vote

Street name shareholders who wish to revoke or change their votes should contact the organization that holds their shares. Shareholders of record may revoke or change their proxy by voting a new proxy pursuant to the voting methods set forth above by providing a written notice of revocation to the Corporate Secretary or by attending and voting at the Annual Meeting.

Confidentiality of Your Vote

We keep all the proxies, ballots and voting tabulations confidential as a matter of practice. We only let our Inspector of Election, Broadridge Financial Solutions, Inc. (“Broadridge”), examine these documents. Occasionally, shareholders provide written comments on their Proxy Card, which are then forwarded to us by Broadridge.

Proxy Solicitation

The company is paying the costs of the solicitation of proxies. Members of our Board and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

In connection with the Annual Meeting, the company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies. The company will pay Innisfree M&A Incorporated $25,000 plus reasonable out-of-pocket expenses for its assistance.

Voting Results

We will file a Current Report on Form 8-K with the SEC including the final voting results from the Annual Meeting within four business days of the Annual Meeting.

Other Information

For your review, we make available free of charge on or through our website at www.pjtpartners.com under the “Investor Relations/Financial Reports” section, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Hard copies may be obtained free of charge by contacting Investor Relations at PJT Partners Inc., 280 Park Avenue, New York, New York 10017 or by calling (212) 364-7800. Copies may also be accessed electronically by means of the SEC’s website on the Internet at www.sec.gov. Neither our Annual Report on Form 10-K for the year ended December 31, 2020, nor the 2020 Annual Report shall constitute a part of the proxy solicitation materials.

Contacting Our Corporate Secretary

In several sections of this Proxy Statement, we suggest that you should contact our Corporate Secretary to follow up on various items. You can reach our Corporate Secretary by writing to the Corporate Secretary at PJT Partners Inc., 280 Park Avenue, New York, New York 10017 or by calling (212) 364-7800.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2021

The Notice of Annual Meeting, Proxy Statement, Form of Proxy and 2020 Annual Report to Shareholders are also available at www.proxyvote.com.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board is comprised of actively engaged individuals with diverse skills, experiences and backgrounds that contribute to the effective oversight of our firm. The Board believes these varied qualifications help to inform and oversee decisions regarding the company’s long-term strategic growth. Under the guidance of the Nominating/Corporate Governance Committee, the Board reviews the structure of our Board, its committees and the individual directors and, as part of that process, considers, among other things, issues of structure, leadership and oversight needs and skills to guide the company in executing its long-term strategic objectives. Further information about each director’s skills and experiences is set forth on the following pages as well as under “Introduction—Meet Our Board of Directors” above.

Information Concerning the Nominees and Directors

Our amended and restated certificate of incorporation provides that the Board will consist of that number of directors determined from time to time by the Board. Our Board consists of seven directors, all of whom are independent with the exception of our Chairman and CEO. The Board is classified into three classes, designated Class I, Class II and Class III. The term of office of the members of one class of directors expires each year in rotation so that the members of one class generally are elected at each annual meeting to serve for full three-year terms or until their successors are elected and qualified, or until such director’s death, resignation or retirement. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board.

The Board has selected James Costos, Grace R. Skaugen and Kenneth C. Whitney for election as Class III directors. If elected, each Class III director will serve until the annual meeting of shareholders in 2024, or until succeeded by another qualified director who has been elected.

Nominees for Class III Directors Whose Terms Will Expire in 2024

James Costos Age: 58 Director since: February 2017

Professional Highlights

James Costos served as the U.S. Ambassador to the Kingdom of Spain and Principality of Andorra from August 2013 to January 2017. Mr. Costos currently serves as president of Secuoya Studios, the TV fiction-film content production arm of Secuoya Group. Previously, Mr. Costos was Vice President at Home Box Office (“HBO”) from 2007 to 2013. In this role, he was responsible for establishing HBO’s global licensing, retail and marketing division. He has also served as an executive at Revolution Studios and held senior roles for more than a decade at Tod’s S.p.A. and Hermès of Paris. Mr. Costos serves as an advisor to FC Barcelona, is an advisor and senior managing director at Dentons, in their Global Venture Technology group, and sits on the Board of Directors of Grifols S.A. He is also a passionate supporter of several cultural and humanitarian organizations, including the Reina Sofia Museum and the Human Rights Campaign. Mr. Costos earned his B.A. in Political Science from the University of Massachusetts.

Skills and Qualifications

Mr. Costos’s international government relations and policy experience, international marketing, operations, technology and executive leadership experience positions him well to serve on our Board. His strong international experience brings a geographically diverse perspective to the oversight of our multi-national business operations.

Kenneth C. Whitney Age: 63 Director since: October 2015

Professional Highlights

Kenneth C. Whitney has managed a private family investment office since April 2013, focused on start-up businesses and entertainment projects. Since his retirement from The Blackstone Group Inc. in April 2013 until September 2015, he was also a Senior Advisor to Blackstone. Mr. Whitney was previously a Senior Managing Director and Head of Blackstone’s Investor Relations & Business Development Group from 1998 to April 2013. After joining Blackstone in 1988, Mr. Whitney focused his efforts on raising capital for Blackstone’s private investment funds and the establishment of Blackstone affiliates in the alternative investment area. Mr. Whitney began his career at Coopers & Lybrand in 1980, where he spent time in the firm’s accounting and audit areas as well as in the tax and mergers and acquisitions areas. Mr. Whitney is a Tony Award-winning producer, and currently sits on the Board of Trustees for The First Tee and the University of Delaware, where he received a B.S. in Accounting.

Skills and Qualifications

Mr. Whitney’s experience and expertise in the private equity and financial services industry, as well as his extensive financial, accounting, operations and management experience, provide unique insights into our business and add industry-specific expertise and knowledge to our Board.

Grace R. Skaugen Age: 67 Director since: July 2020

Professional Highlights

Grace Reksten Skaugen, a Norwegian national, has extensive experience working with a broad array of European companies. She previously served as a senior advisor to Deutsche Bank (2007-2014) and HSBC (2014-2019). In 2009, Ms. Skaugen co-founded the Norwegian Institute of Directors, where she still serves on its board. From 2012 to 2015, she was deputy chair of the Norwegian oil company Statoil (now Equinor) and served on its board for 13 years. Today, Ms. Skaugen serves as a board member of Swedish industrial holding company Investor AB, Euronav NV and Lundin Energy AB. Ms. Skaugen is also a councilmember and trustee of the International Institute for Strategic Studies (IISS) in London. She has previous investment banking experience, having worked at the Nordic bank SEB, where she advised companies within the energy, transportation and technology sectors. Ms. Skaugen started her career as a postdoctoral researcher at Columbia Radiation Laboratory in New York. She is a physicist by education and holds a PhD in laser physics from Imperial College in London. She also holds an M.B.A. from the Norwegian School of Management, BI.

Skills and Qualifications

Ms. Skaugen’s experience and expertise in the international financial services industry, as well as her extensive corporate governance and board experience, provide unique insights into our business and add industry-specific expertise and knowledge to our Board. Her strong international experience brings a geographically diverse perspective to the oversight of our multi-national business operations.

Continuing Class I Directors Whose Terms Will Expire in 2022

Paul J. Taubman Chairman and Chief Executive Officer Age: 60 Director since: October 2015

Professional Highlights

Paul J. Taubman has been our Chairman and CEO since 2015. Prior to founding PJT Partners, Mr. Taubman spent nearly 30 years at Morgan Stanley where he served in a series of increasingly senior positions, most recently as executive vice president and Co-President of Institutional Securities, with responsibility for all of the firm’s investment banking, capital markets, and sales and trading businesses. Mr. Taubman serves in a leadership role on numerous philanthropic efforts including Board President of New York Cares, New York City’s largest volunteer organization; Vice Chairman of the Board of Trustees of Cold Spring Harbor Laboratory; Board Member of the Partnership for New York City; Advisory Council member at the Stanford Graduate School of Business; National Advisory Board member of Youth, Inc.; and Trustee of the Foundation for Empowering Citizens with Autism. Mr. Taubman received a B.S. in Economics from the Wharton School of the University of Pennsylvania and an M.B.A. from Stanford University’s Graduate School of Business.

Skills and Qualifications

Mr. Taubman’s extensive experience gained from various senior leadership roles in investment banking and the financial services industry, as well as his many years of providing strategic advice to management teams and boards around the world, operating in a wide array of industries bring valuable knowledge and expertise to our Board. In addition, Mr. Taubman’s role as our Chief Executive Officer brings management perspective to Board deliberations and provides critical information about the status of our day-to-day operations.

Emily K. Rafferty Age: 71 Director since: October 2015

Professional Highlights

Emily K. Rafferty is President Emerita of The Metropolitan Museum of Art. She was elected President of the Museum in 2005 and served in that role until her retirement in March 2015. She had been a member of the Museum’s staff since 1976 serving in various roles in development, membership and external affairs until becoming President and Chief Administrative Officer in 2005, overseeing some 2,300 full- and part-time employees. Ms. Rafferty’s global experience in some 50 countries on behalf of the Museum included interactions and negotiations with many senior world leaders. Ms. Rafferty served as a Board member of the New York Federal Reserve Bank from 2011 to 2017 (Chair, 2012 to 2016), and Senior Adviser for Heritage Protection and Conservation for UNESCO from 2015 to 2017. She was Chair of NYC & Company (the city’s tourism, marketing and partnering organization) from 2008 to 2020, and continues to serve on the Executive Committee. She is a Vice Chair of the National September 11 Memorial & Museum. She consults for many organizations, including Russell Reynolds Associates in the firm’s nonprofit practice and previously for The Shed, a NYC performing arts center. She is a Board member of Carnegie Hall; a Board member of Koç Holdings, Istanbul, 2018 to the present; a member of the Advisory Council of the American University of Beirut and the Council on Foreign Relations.

Skills and Qualifications

Ms. Rafferty’s breadth and depth of expertise and experience in human capital management, operations and senior executive leadership, her global expertise as well as her understanding of monetary policy and regulation of financial institutions, provide valuable knowledge and insight to our Board.

Continuing Class II Directors Whose Terms Will Expire in 2023

Dennis S. Hersch Lead Independent Director Age: 73 Director since: October 2015

Professional Highlights

Dennis S. Hersch is President of N.A. Property, Inc., through which he has acted as a business advisor to Mr. and Mrs. Leslie H. Wexner since February 2008. He was a Managing Director of J.P. Morgan Securities Inc., an investment bank, from December 2005 through January 2008, where he served as the Global Chairman of its Mergers & Acquisitions Department. Mr. Hersch was a partner at Davis Polk & Wardwell LLP, a New York law firm, from 1978 until December 2005. Mr. Hersch served as a director of L Brands, Inc. and a member of its Finance Committee until May 2019, and was a director and Chairman of the Nominating and Governance Committee of Clearwire Corporation from November 2008 until June 2013.

Skills and Qualifications

Mr. Hersch’s knowledge of and experience in investment banking and the financial services industry provides the Board valuable industry-specific knowledge and expertise. In addition, Mr. Hersch brings legal and financial expertise to our Board, as well as considerable experience with strategic issues, corporate transactions and corporate governance matters.

Thomas M. Ryan Age: 68 Director since: October 2015

Professional Highlights

Thomas M. Ryan is the former Chairman and Chief Executive Officer of CVS Health Corporation, formerly known as CVS Caremark Corporation, a pharmacy healthcare provider (“CVS”). He served as Chairman of CVS from April 1999 to May 2011 and Chief Executive Officer of CVS from May 1998 to February 2011, and also served as President from May 1998 to May 2010. Mr. Ryan serves on the board of Five Below, Inc., and is an Operating Partner of Advent International. Mr. Ryan was a director of Yum! Brands, Inc. from 2002 to 2017, Reebok International Ltd. from 1998 to 2005, Bank of America Corporation from 2004 to 2010 and Vantiv, Inc. from 2012 to 2015.

Skills and Qualifications

Mr. Ryan’s role as Chairman and Chief Executive Officer of a global pharmacy healthcare business, his extensive operations and management experience, his expertise in finance and strategic planning, as well as his public company directorship and committee experience, positions him well to serve on our Board.

Qualifications of the Nominees and Directors

The Nominating/Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board. When considering director candidates, the Nominating/Corporate Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of the company’s incumbent directors, provide a blend of skills and experience to further enhance the effectiveness of the Board. More specifically, the Nominating/Corporate Governance Committee considers: (a) individual qualifications, including relevant career experience, strength of character, mature judgment, familiarity with the company’s business and industry, independence of thought and an ability to work collegially; and (b) all other factors it considers appropriate, which may include diversity, existing commitments to other businesses, potential conflicts of interest with other pursuits, age, legal considerations, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. The Board monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the company’s business and structure. While the Board does not have a formal diversity policy, the Board believes that fostering an inclusive culture, which welcomes differing perspectives, backgrounds and beliefs, enables us to provide the best advice and insights to our clients. As such, diversity is an important component as we consider the composition of our Board.

When vacancies on the Board exist or are expected, or a need for a particular expertise has been identified, the Nominating/Corporate Governance Committee may seek recommendations for director candidates from current directors and management and may also engage a search firm to assist in identifying director candidates. The Nominating/Corporate Governance Committee will also consider properly submitted shareholder recommendations for director candidates under the same procedure used for considering director candidates recommended by current directors and management. Shareholder recommendations for director candidates should include the candidate’s name and specific qualifications to serve on the Board, and the recommending shareholder should also submit evidence of such shareholder’s ownership of shares of our common stock, including the number of shares owned and the length of time of such ownership. Recommendations should be addressed to the Corporate Secretary. In addition, any shareholder who wishes to submit director nominations must satisfy the notification, timeliness, consent and information requirements set forth in our Amended and Restated Bylaws. See “Shareholder Proposals and Nominations for 2022 Annual Meeting” below. Ms. Skaugen was first recommended for election to our Board by our executive officers.

Board Self-Evaluation

The Board conducts a self-evaluation annually to determine whether it and its committees are functioning effectively. Each committee of the Board also conducts a self-evaluation annually and reports the results to the Board, acting through the Nominating/Corporate Governance Committee. Our Board annually reviews its size and composition and assesses its ability to function effectively and with appropriate expertise and diversity. Our Nominating/Corporate Governance Committee regularly reviews the mix of knowledge, experience and expertise of each of the members of the Board to gauge the Board’s capabilities in leading our company. In 2017, the Board added Mr. Costos, and in 2020 the Board added Ms. Skaugen, each contributing unique characteristics to the already extensive knowledge, expertise and experience of our Board.

Board Recommendation

The proxies solicited hereby, unless directed to the contrary therein, will be voted “FOR” the three Class III nominees named in this Proxy Statement. Such nominees are currently directors of our company. The nominees have consented to being named in this Proxy Statement and to serve if elected. The Board has no reason to believe that any nominee will be unavailable or unable to serve as a director, but if for any reason any nominee should not be available or able to serve, the shares represented by all valid proxies will be voted by the person or persons acting under said proxy in accordance with the recommendation of the Board.

EXECUTIVE OFFICERS

Set forth below are biographical summaries of our executive officers as of March 8, 2021, other than Mr. Taubman, our Chairman and CEO, whose biographical summary is set forth above in “Proposal 1—Election of Directors.”

Name	Age	Position
Ji-Yeun Lee	54	Managing Partner
Helen T. Meates	59	Chief Financial Officer
David A. Travin	45	General Counsel

Ji-Yeun Lee is our Managing Partner. Prior to joining PJT Partners in early 2014 as one of the founding partners, Ms. Lee was Managing Director and Deputy Head of Global Investment Banking at Morgan Stanley. She joined Morgan Stanley in 1988 and spent most of her career in Mergers & Acquisitions, including six years in the firm’s London office, advising clients on a broad range of transactions across industries and geographies. Ms. Lee was appointed the Deputy Head of Global Investment Banking in 2007 and joined Morgan Stanley’s Management Committee in 2011. Ms. Lee also serves on the Board of Directors of Good Shepherd Services. She received a B.A. from Amherst College.

Helen T. Meates is our Chief Financial Officer. Prior to joining PJT Partners in January 2015, Ms. Meates worked at Morgan Stanley for 22 years, most recently serving as a Managing Director. Ms. Meates spent the majority of her career at Morgan Stanley in Global Capital Markets, including nine years in Leveraged Finance. In 2011, she was appointed Deputy Head of Global Capital Markets and Co-Chair of the firm’s Capital Commitment Committee. In November 2013, she assumed the role of Global Chief Operating Officer for the Research Division and was appointed to the Institutional Securities Operating Committee. Ms. Meates also served on the firm’s Institutional Securities Risk Committee, Microfinance Advisory Board and Diversity Committee. Ms. Meates serves on the boards of the SMA Foundation and the Bridgehampton Chamber Music Festival. She received a law degree (LL.B.) from Canterbury University in New Zealand and an M.B.A. from Columbia Business School.

David A. Travin is our General Counsel. Mr. Travin joined PJT Partners in December 2016 and served as the Deputy General Counsel through December 2020. Prior to joining PJT Partners, Mr. Travin was a member of the legal departments of both UBS AG and Deutsche Bank AG. He currently serves on the Board of Directors of Only Make Believe, a nonprofit organization based in New York City. Mr. Travin received a B.S. in Industrial and Labor Relations from Cornell University and a J.D. from The George Washington University Law School.

Each of our executive officers serves at the discretion of our Board without specified terms of office.

CORPORATE GOVERNANCE MATTERS

This section of our Proxy Statement contains information about a variety of our corporate governance policies and practices. We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. You are encouraged to visit our website at www.pjtpartners.com to view or to obtain copies of our Corporate Governance Guidelines, committee charters and Code of Business Conduct and Ethics. You may also obtain, free of charge, a copy of our Corporate Governance Guidelines, committee charters and Code of Business Conduct and Ethics by directing your request in writing to our Corporate Secretary. Additional information relating to the corporate governance of our company is also set forth below and included in other sections of this Proxy Statement.

Corporate Governance Highlights

Our Board places great value on strong governance controls. Set forth below are key highlights of our corporate governance practices that are further discussed in this Proxy Statement:

•

Our Board annually reviews its size and composition and assesses its ability to function effectively and with appropriate expertise and diversity. Our Nominating/Corporate Governance Committee regularly reviews the mix of knowledge, experience and expertise of each of director to assess their collective skill set and how it aligns with the company’s strategy and objectives. In recent years, the Board has added two new independent directors, including most recently Ms. Skaugen in 2020, each contributing unique characteristics to the already extensive knowledge, expertise and experience of our Board.

•

We value an inclusive culture, which welcomes differing perspectives, backgrounds and beliefs. As such, diversity is an important component as we consider Board composition. Both gender diversity and representation from the LGBTQ+ community are included on our Board. Our Board has two female directors and one LGBTQ+ director.

•	Self-evaluations for our Board as a whole and each Board committee are conducted annually.

•

Our Board met nine times in 2020 and held executive sessions of independent directors at each regularly scheduled quarterly Board meeting. During 2020, each of our directors attended at least 75% of all Board meetings and meetings of each Board committee on which he or she served.

•	Our Lead Independent Director, all Board committee members and all of our directors except Mr. Taubman are independent.

•	Our Board includes three audit committee financial experts.

•	Our Board oversees our enterprise risk management process and succession plan for our Chairman and CEO.

•

All executive officers are, or will be within the time ascribed in our Executive Officer Stock Ownership Guidelines, in compliance with our Executive Ownership Stock Ownership Guidelines, which requires significant ownership of our common stock.

•

All directors are, or will be within the time ascribed in our Director Stock Ownership Guidelines, in compliance with our Director Stock Ownership Guidelines, which requires significant ownership of our common stock.

•

Our anti-hedging policy prohibits all directors, executive officers and employees from engaging in short sales of our securities and from buying, selling or investing in company-based derivative securities, including entering into any hedging transactions with respect to our securities or engaging in comparable transactions.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that address the following key corporate governance subjects, among others: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and an annual performance evaluation of the Board.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics for our directors, officers and employees that addresses these important topics, among others: conflicts of interest; corporate opportunities; confidentiality of information; fair dealing; protection and proper use of our assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of any illegal or unethical behavior.

Any waiver of the Code of Business Conduct and Ethics for our directors or officers may be made only by our Board or one of its committees. We intend to disclose on our website any amendment to, or waiver of, any provision of the Code of Business Conduct and Ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.

Shareholder Engagement and Responsiveness

As part of our annual shareholder engagement program, we contact many of our largest shareholders to offer meetings to discuss a range of topics related to the company’s strategy, governance profile, executive compensation practices, human capital management and other matters. These meetings may include participation by our Lead Independent Director, in addition to our Chairman and CEO, Managing Partner, CFO, Global Head of Human Resources and other members of management. This engagement program complements our normal course investor dialogue that we have conducted since the beginning of our firm focused on our business and strategy and demonstrates our commitment to maintaining an open dialogue with all of our shareholders.

In these conversations throughout 2020, we discussed a range of topics, including:

•

Impact of COVID-19 pandemic: We discussed how the company engaged and supported our employees in a remote work environment, maintained a strong financial position, and continued to deliver excellent service to our clients (see “Introduction—Human Capital Management Philosophy—Responding to the COVID-19 Pandemic” above).

•

Business strategy and priorities: We discussed the company’s progress on our growth trajectory, and our continued focus on retaining and attracting talent (see “Introduction—Human Capital Management Philosophy” above).

•

Board composition and diversity: We discussed the evolution of the composition of our Board and how the Board is working to ensure our directors’ collective skills reflect the company’s strategic objectives. We discussed Ms. Skaugen joining the Board in July 2020, including her background in the international business community, bringing invaluable global perspectives and insights to our firm, which are particularly critical as our company continues to expand its franchise in Europe. We noted that Ms. Skaugen also enhances the Board’s diversity profile, which now includes two Directors who are women and one director who is a member of the LGBTQ+ community (see “Introduction—Meet our Board of Directors” above).

•

Board-related disclosures: We discussed our plans to enhance disclosure in our proxy statement to include director-specific information on their gender and LGBTQ+ diversity characteristics (see “Introduction—Meet our Board of Directors” above).

•

Sustainability reporting: We discussed our plans to enhance our related disclosures in the proxy statement (see, for example, our enhanced disclosures in the areas of Employee Feedback and Engagement, Employer of Choice Initiatives and Diversity and Inclusion under “Introduction—Human Capital Management Philosophy” above). We also plan to publish more formal reporting and disclosures around our sustainability strategy and efforts in 2021.

•

Executive compensation: We discussed the Compensation Committee’s process and rationale for the executive compensation program structure. We discussed how the Compensation Committee thinks about executive compensation and background on its approach to designing the program. See “Compensation of Our Executive Officers—Compensation Discussion and Analysis” below for enhanced disclosure on the Compensation Committee’s perspective and how the current program is aligned with the company’s evolution as a public company and strategic objectives.

•

Board structure and governance practices: We discussed how the Board continues to thoughtfully deliberate on its practices and the company’s overall governance profile. We shared how these conversations are informed by several factors, including shareholder feedback, PJT Partners’ ongoing maturation as a public company, and the Board’s responsibility to protect and grow stockholder value.

Director Independence

Background. A majority of the directors serving on our Board must be independent as required by the listing standards of the NYSE and the rules promulgated by the SEC. The company defines an “independent” director in accordance with the corporate governance rules of the NYSE. Under the NYSE’s corporate governance rules, no director qualifies as independent unless our Board affirmatively determines that the director has no “material relationship” with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Further, directors who have relationships covered by one of five bright-line independence tests established by the NYSE may not be found to be independent.

Audit Committee members are subject to heightened independence requirements under NYSE rules and Rule 10A-3 under the Exchange Act. NYSE rules require that in affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the company that is material to that director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

Independence determinations made by our Board. Our Board has determined, based upon its review of all relevant facts and circumstances and after considering all applicable relationships of which our Board had knowledge between or among the directors and the company or our management, that each of our directors, other than Mr. Taubman, has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is “independent” as defined in the NYSE listing standards, the applicable SEC rules and our director independence standards. Further, our Board has determined that the members of the Audit Committee and Compensation Committee are also independent under the applicable NYSE and SEC rules mentioned above. No director participated in the final determination of his or her own independence.

Board Leadership Structure and Lead Independent Director Role

Our Board understands there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the appropriate leadership may vary as circumstances warrant. Our amended and restated certificate of incorporation provides that Mr. Taubman, to the extent that he serves as our CEO and as a member of our Board, will serve as Chairman of our Board. Further, our Board currently believes it is in our company’s best interests to have Mr. Taubman serve as Chairman of our Board as well as our CEO. Our Board believes combining these roles promotes effective leadership and provides the clear focus needed to execute our business strategy and objectives.

Our Board has appointed Mr. Hersch as its Lead Independent Director. Mr. Hersch helps coordinate the efforts of the independent directors to ensure that objective judgment is brought to bear on important issues involving the management of the company, including the performance of senior management. As Lead Independent Director, Mr. Hersch has the following authority:

•	Preside over all meetings of the Board at which the Chairman is not present, including any executive sessions of the independent directors or the non-management directors;

•

Provide leadership and serve as temporary Chairman in the event of the inability of the Chairman to fulfill his role due to crisis or other event or circumstance that would make leadership by existing management inappropriate or ineffective, in which case Mr. Hersch shall have the authority to convene meetings of the full Board or management;

•	Assist in scheduling Board meetings and approve meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	Collaborate with the CEO in determining the need for special meetings of the Board;

•	Collaborate with the CEO on Board meeting agendas and approve such agendas; assist in preparation and request the inclusion of certain materials for Board of Director meetings;

•	Approve of all information sent to the Board;

•	Communicate to the CEO, together with the Chairman of the Compensation Committee, the results of the Board’s evaluation of CEO performance;

•	Coordinate Chairman and CEO succession planning;

•	Confer with the Chairman and CEO and senior management on the overall strategy of the company;

•	Be available for consultation and direct communication if requested by major shareholders;

•	Act as the liaison between the independent or non-management directors and the Chairman, as appropriate;

•	Call meetings of the independent or non-management directors when necessary and appropriate; and

•	Provide leadership, in conjunction with the Chairman, in the Board evaluation process.

Our Nominating/Corporate Governance Committee discusses the appropriate leadership structure of our Board to ensure that the current leadership structure effectively supports the business needs and circumstances of the company as they continue to evolve.

Management Succession Planning

Our Board periodically reviews a management succession plan that includes, among other things, an assessment of the experience, performance and skills for possible successors to our Chairman and CEO.

Executive Sessions

Executive sessions of non-management directors are held after each regularly scheduled Board meeting. During 2020, the non-management directors held four executive sessions. “Non-management directors” include all directors who are not our officers, and all non-management directors have been determined by the Board to be independent. Currently, Mr. Taubman is the only officer serving on our Board.

Board Role in Risk Oversight

While risk management is primarily the responsibility of our senior management team, our Board plays an active role in overseeing management of the company’s risks. The committees of our Board assist the full Board in risk oversight by addressing specific matters within the purview of each committee. The Audit Committee focuses on oversight of financial risks relating to the company, the Compensation Committee focuses primarily on risks relating to executive compensation plans and arrangements and the Nominating/Corporate Governance Committee focuses on corporate governance risks relating to the company. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the full Board keeps itself regularly informed regarding such risks through management and committee reports and otherwise. Further, the Board routinely meets with our Chief Technology Officer to assess cybersecurity risks and to evaluate the status of our cybersecurity efforts, which include a broad range of tools and training initiatives that work together to protect the data and systems used in our business. The Board is aware of the threats presented by cybersecurity incidents and is committed to taking measures to help prevent and mitigate the effects of any such incidents. Our Board has been and continues to be engaged with management in the oversight of the impact of COVID-19 on the company and the company’s actions in response. The Board continues to identify and monitor potential risks and ensure effective oversight.

The company’s management team regularly reports to our Board the significant risks we face, highlighting any new risks that may have arisen since they last met. In addition, members of our Board have the opportunity to meet routinely with members of senior management in connection with their consideration of matters submitted for the approval of our Board and the risks associated with such matters.

Further, we maintain a Disclosure Committee that meets at least quarterly. The purpose of our Disclosure Committee is to bring together representatives from our core business lines and employees involved in the preparation of our financial statements so that the group can discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings. Results of the Disclosure Committee’s meetings and determinations are communicated quarterly to the Audit Committee.

Board Committees

Our Board has three standing committees: an Audit Committee; a Compensation Committee; and a Nominating/Corporate Governance Committee. The current charters for each of these committees are available on our corporate website at www.pjtpartners.com under the “Investor Relations/Corporate Governance/Governance Documents” section. Further, we will provide a copy of these charters without charge to any shareholder upon written request. Requests for copies should be addressed to our Corporate Secretary. From time to time, our Board also may create additional committees for such purposes as our Board may determine. We believe that the functioning of each of the committees of our Board complies with the applicable requirements of the NYSE and SEC rules and regulations.

Audit Committee. We have a standing Audit Committee, consisting of Kenneth C. Whitney (Chair), Dennis S. Hersch and Grace R. Skaugen, each of whom is “independent” and “financially literate” as such terms are defined by the applicable rules of the SEC and/or NYSE. Our Board has determined that Mr. Whitney, Mr. Hersch and Ms. Skaugen possess accounting or related financial management expertise within the meaning of the NYSE listing standards and that each of Mr. Whitney, Mr. Hersch and Ms. Skaugen qualifies as an “audit committee financial expert” as defined under the applicable SEC rules.

The Audit Committee assists our Board in fulfilling its responsibility relating to the oversight of: (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence and (4) the performance of our internal audit function and independent registered public accounting firm. Additional information regarding the functions performed by our Audit Committee is set forth in the “Report of the Audit Committee” included in this Proxy Statement.

Compensation Committee. We have a standing Compensation Committee, consisting of Thomas M. Ryan (Chair), Dennis S. Hersch and Emily K. Rafferty, each of whom is “independent” as defined by the applicable rules of the NYSE and is a “non-employee director” as defined by the applicable rules and regulations of the SEC. The Compensation Committee discharges the responsibilities of our Board relating to the oversight of our compensation programs and compensation of our executives. In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the Compensation Committee.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has retained Willis Towers Watson & Co. as its independent outside compensation consultant primarily to assist in analyzing the competitiveness of its executive compensation as well as to provide expertise and advice on various matters brought before the Compensation Committee. On February 23, 2021, the Compensation Committee considered the independence of Willis Towers Watson and determined that its work did not raise any conflict of interest.

Nominating/Corporate Governance Committee. We have a standing Nominating/Corporate Governance Committee, consisting of Emily K. Rafferty (Chair), James Costos and Thomas M. Ryan. Each of Ms. Rafferty and Messrs. Costos and Ryan is “independent” as such term is defined by the applicable rules of the NYSE. The Nominating/Corporate Governance Committee assists our Board in fulfilling its responsibility relating to corporate governance by: (1) identifying individuals qualified to become directors and recommending that our Board select the candidates for all directorships to be filled by our Board or by our shareholders; (2) overseeing the evaluation of the Board; (3) developing and recommending the content of our Corporate Governance Guidelines and Code of Business Conduct and Ethics to our Board; and (4) otherwise taking a leadership role in shaping our corporate governance.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is a current or former officer or employee of the company or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Board and Committee Meetings; Annual Meeting Attendance

During 2020, our Board held nine meetings, our Audit Committee held eight meetings, our Compensation Committee held four meetings and our Nominating/Corporate Governance Committee held three meetings. During such time, each director attended at least 75% of each of the meetings of the Board and committees on which he or she served during the period for which he or she was a director or committee member, respectively. The independent directors of the company regularly meet in executive session without management. Under the Corporate Governance Guidelines adopted by our Board, Dennis S. Hersch, our Lead Independent Director, presides at such executive sessions.

Under our Corporate Governance Guidelines, directors are encouraged to attend our annual meetings of shareholders. All of our directors attended our 2020 virtual annual meeting via audio conference due to COVID-19 restrictions.

Communications with the Board

Anyone who would like to communicate with, or otherwise make his or her concerns known directly to any then-serving Lead Independent Director, to the chairperson of any of the Audit, Nominating/Corporate Governance and Compensation Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to our General Counsel at PJT Partners Inc., 280 Park Avenue, New York, New York 10017. All correspondence that is not an advertisement, promotion of a product or service, or patently offensive will promptly be sent to appropriate party. Such communications may be done confidentially or anonymously.

Whistleblower Program

We have adopted procedures for reporting concerns regarding accounting and other matters. These procedures are designed to provide a channel of communication for employees and others who have concerns about the conduct of our company or any of its people, including with respect to the firm’s accounting controls or auditing matters. Any person may report to the Audit Committee any accounting allegation, legal allegation or retaliatory act. Reports can be made in writing to PJT Partners Attn: Audit Committee, 280 Park Avenue, New York, New York 10017. In addition, reports can be made (1) by contacting the General Counsel in writing or in person at PJT Partners, Attn: General Counsel, 280 Park Avenue, New York, New York 10017, (2) by contacting the Head of Internal Audit in writing or in person at PJT Partners, Attn: Head of Internal Audit, 280 Park

Avenue, New York, New York 10017, (3) by contacting the Chief Compliance Officer in writing or in person at PJT Partners, Attn: Chief Compliance Officer, 280 Park Avenue, New York, New York 10017, (4) by submitting a report online at www.pjtpartners.ethicspoint.com, or (5) by calling the Employee and Reporting Hotline at any time. The hotline can be reached in the U.S. at 1-844-279-8892; dialing instructions for callers outside the U.S. are available at www.pjtpartners.ethicspoint.com. Employees may make a report anonymously using any of the above methods.

The information in the report will be provided to management or, as appropriate, the Audit Committee as promptly as practicable. To the extent possible, reports should be factual rather than speculative or conclusory, and should contain as much specific information as possible to allow for proper assessment. In addition, to the extent possible, reports should contain sufficient corroborating information to support the commencement of an investigation. PJT Partners strictly prohibits any retaliation for reporting a possible violation of law, ethics or company policy, no matter whom the report concerns.

COMPENSATION OF OUR DIRECTORS

Members of our Board who are members of management receive no additional compensation for their services as directors. Each non-management director receives an annual base retainer for the service period from June 1 to May 31 in the amount of $175,000, with a minimum of 50% (and, if selected by the non-management director, up to 100%) of such annual retainer delivered in the form of restricted stock units.

Subject to continued service, restricted stock units granted pursuant to a director’s election vest quarterly in substantially equal installments over the subject year of service, with vesting accelerated upon death, disability or a change in control of the company. Vested restricted stock units will be settled on the earliest of the termination of service of such director, the fifth anniversary of the grant date and a change in control of the company, and will be settled in either shares of the company’s Class A common stock or cash (or a combination thereof) at the discretion of the Compensation Committee.

Each new non-management director also receives a one-time grant of restricted stock units in an amount having a value of $100,000. Subject to continued service, the one-time restricted stock unit grant vests in substantially equal installments annually over four years, with vesting accelerated upon death, disability or a change in control of the company. Upon vesting, the one-time restricted stock unit grant will be settled on the earliest of the termination of service of the director, the fourth anniversary of the grant date and a change in control of the company, and will be settled in either shares of the company’s Class A common stock or cash (or a combination thereof) at the discretion of the Compensation Committee. We also reimburse each of our non-management directors for his or her travel expenses incurred in connection with his or her attendance at meetings of the Board and its committees.

The Amended and Restated PJT Partners Inc. 2015 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) limits the amount of compensation that may be awarded to each non-management member of our Board (including both equity awards and any cash fees paid to the non-management members of our Board, but excluding expense reimbursement) in any fiscal year to $750,000 in total value. Further, our Compensation Committee has engaged Willis Towers Watson & Co., an outside independent compensation consultant, to provide guidance with respect to compensation paid to our non-management members of our Board.

Minimum Equity Ownership Guidelines

Our Compensation Committee requires our independent directors to maintain equity ownership in the company (including Partnership Units, LTIP Units or restricted stock units) having a market value equal to or greater than three times the $175,000 annual base retainer. Each independent director must achieve the minimum equity investment within five years from the later of the adoption of the guidelines (for directors in place at that time of the adoption of the guidelines) and the date of such director’s election to our Board (for subsequently appointed directors) to attain compliance with the stock ownership requirements.

Director Compensation for Fiscal Year 2020

The 2020 compensation of the non-management directors is set forth in the table below:

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)	Total ($)
James Costos	87,500		87,497	174,997
Dennis S. Hersch	87,500		87,497	174,997
Emily K. Rafferty	87,500		87,497	174,997
Thomas M. Ryan	—		174,995	174,995
Grace R. Skaugen	37,883	(2)	174,115	211,998
Kenneth C. Whitney	87,500		87,497	174,997

(1)

The amounts in this column reflect the aggregate grant date fair value of restricted stock units granted in fiscal year 2020 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC Topic 718”). A discussion of the assumptions used in calculating these values can be found in Note 11 to our 2020 audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

Ms. Skaugen joined our Board on July 27, 2020. Upon joining our Board, she was granted a one-time grant of 1,879 restricted stock units with a grant date fair value computed in accordance with ASC Topic 718 of $100,019, or $53.23 per share underlying each restricted stock unit. Subject to continued service as a director, this one-time restricted stock unit generally will vest on each of substantially equal installments annually over four years. The shares of Class A common stock underlying such vested restricted stock units will be delivered on the earliest of (i) the termination of the director’s services, (ii) July 27, 2024, and (iii) a change in control of the company.

On July 27, 2020, Ms. Skaugen was also awarded 1,392 restricted stock units with a grant date fair value computed in accordance with ASC Topic 718 of $74,096, or $53.23 per share underlying each restricted stock unit. Subject to continued service as a director, 25% the grants generally will vest on each of August 31, 2020, November 30, 2020, February 28, 2021 and May 31, 2021. The shares of Class A common stock underlying such vested restricted stock units will be delivered on the earliest of (i) the termination of the director’s services, (ii) July 27, 2025, and (iii) a change in control of the company.

On June 3, 2020, Mr. Ryan was awarded 3,198 restricted stock units with a grant date fair value computed in accordance with ASC Topic 718 of $174,995, or $54.72 per share underlying each restricted stock unit, and each of Mr. Costos, Mr. Hersch, Ms. Rafferty and Mr. Whitney were awarded 1,599 restricted stock units with a grant date fair value computed in accordance with ASC Topic 718 of $87,497, or $54.72 per share underlying each restricted stock unit. Subject to continued service as a director, 25% of each of these restricted stock unit grants generally will vest on each of August 31, 2020, November 30, 2020, February 28, 2021 and May 31, 2021. The shares of Class A common stock underlying such vested restricted stock units will be delivered on the earliest of (i) the termination of the director’s services, (ii) June 1, 2025, and (iii) a change in control of the company.

As of December 31, 2020, each of Mr. Costos, Mr. Hersch, Ms. Rafferty, Mr. Ryan, Ms. Skaugen and Mr. Whitney held 1,599, 801, 801, 1,602, 2,578 and 801 unvested restricted stock units, respectively. These amounts include restricted stock units credited as dividend equivalents on the underlying restricted stock units held by Mr. Costos, Mr. Hersch, Ms. Rafferty, Mr. Ryan, Ms. Skaugen and Mr. Whitney in connection with dividends paid by the company to holders of its Class A common stock. Credited dividend equivalents are subject to the same terms and conditions as the underlying restricted stock units.

(2)	Ms. Skaugen joined our Board of Directors in July 2020. Therefore, the amount reported for Ms. Skaugen reflects the pro-rated portion of her annual cash retainer earned from the date of appointment.

COMPENSATION OF OUR EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section of our Proxy Statement discusses the principles underlying our executive compensation policies and decisions. In addition, this section provides qualitative information about the manner and context in which compensation is awarded to, and earned by, our Named Executive Officers, and places in context the data presented in the tables and narrative that follow.

Throughout this Proxy Statement, our Named Executive Officers for the fiscal year ended December 31, 2020 are as follows: Paul J. Taubman, our Chairman and CEO; Ji-Yeun Lee, our Managing Partner; Helen T. Meates, our Chief Financial Officer; and James W. Cuminale, who served as our General Counsel until December 31, 2020 (our “Named Executive Officers”).

2020 Compensation Highlights

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At the time of the company’s spin-off on October 1, 2015, Mr. Taubman agreed to a compensation framework whereby he would receive an annual base salary of $1,000,000 with no expectation of any annual incentive for the first three years. Prior to October 1, 2018, Mr. Taubman proposed, with the approval of the Compensation Committee, that this framework be extended through October 1, 2021 with no expectation of any annual incentive through that period. The Compensation Committee supported Mr. Taubman’s perspective that resources would be better invested elsewhere in support of the company’s significant and continued growth and were fully aligned with this longer-term focused approach. The Compensation Committee approved the extension of Mr. Taubman’s annual base salary of $1,000,000 through October 1, 2021 and additionally granted him 60,000 LTIP units with a three-year vesting term reflecting the period through which the framework was extended. The 2020 performance year was the sixth consecutive year where Mr. Taubman received no additional incentive seeking to recognize year-to-year performance, an approach that means Mr. Taubman’s annual compensation remains below market pay levels for his role, especially given the company’s performance to date.

•

Mr. Taubman maintains a significant amount of equity in the company through partnership units granted at spin-off and units that were earned as a result of the company achieving certain share price thresholds. These amounts have been further increased by Mr. Taubman’s significant open market stock purchases.

•

Ms. Lee’s total awarded compensation specifically relating to 2020, remains unchanged for the fifth consecutive year despite the numerous and major contributions she has made to the company’s growth during this time period. Since 2015, the company’s revenue has increased by 159%, with adjusted pre-tax income increasing by 546%, and talent, as indicated by headcount growth, increasing by 112%. Rather than seeking to recognize this progress on a year-to-year basis, the Chief Executive Officer, together with the Compensation Committee, have deliberately chosen to take a longer-term perspective in acknowledging Ms. Lee’s contributions. With this longer-term reward philosophy in mind, and in recognition of Ms. Lee’s cumulative impact and achievements since our spin-off in 2015, the Compensation Committee approved a one-time $5,000,000 special incentive award for Ms. Lee with restrictions that expire on the third anniversary of the grant.

•

Total awarded compensation for Ms. Meates and Mr. Cuminale increased for the 2020 performance year compared with the 2019 performance year, reflective of firm-wide and individual performance and relative market positioning.

•

A significant portion of the 2020 total compensation paid to our Named Executive Officers was delivered in the form of equity that vests over four years (with vesting in equal installments on the second, third and fourth anniversaries of the grant date), a change from 2015 to 2019, where long-term equity incentive awards vested over three years.

•	Our compensation structures continue to encourage a focus on sustainable franchise growth, retention, reward for collaboration, and do not include individual revenue pay-outs.

With respect to our 2020 non-binding, advisory shareholder vote on executive compensation, or say on pay, our shareholders overwhelmingly approved our executive compensation program with over 99% of voted shares cast in favor of the say on pay proposal. We believe these results reflect strong shareholder support for our pay-for-performance linkage and our compensation structure that facilitates it, and therefore underscore the endorsement by our shareholders of the alignment between our executive compensation and performance.

Compensation Philosophy

Our executive compensation program considers firm-wide financial measures to ensure alignment with shareholders and a collaborative approach among senior executives, in addition to goals targeted to each of the Named Executive Officers.

To ensure that we are able to attract and retain executives and other professionals that will contribute to the long-term success of PJT Partners, our compensation program for the firm aims to be market-competitive versus our peers (in both quantum and structure).

In order to meet these objectives, our compensation program includes:

•	annual incentive compensation that places a strong emphasis on firm-wide financial performance, with the flexibility to assess company and individual performance;

•

an appropriate link between compensation and the creation of shareholder value through equity awards and, where appropriate, other awards that consider reward for cumulative long-term performance or have a retention focus via clawback mechanisms;

•	a focus on sustainable franchise growth and collaboration, and therefore does not include individual revenue pay-outs;

•	recognition of the contribution to the firm’s goals of employee development (including a focus on leadership, diversity and inclusion);

•	adherence to the firm’s culture of compliance with the many rules and regulations pertinent to the financial services industry;

•	long-term incentives that do not promote excessive risk-taking; and

•	a benchmarking analysis to help us understand compensation practices of our competitors.

Roles of our Compensation Committee, Compensation Consultant and Management

Compensation Committee

Our Compensation Committee is comprised entirely of independent directors. Our Compensation Committee has overall responsibility for monitoring the performance of our Named Executive Officers and evaluating and approving our executive compensation plans, policies and programs. In addition, our Compensation Committee oversees the Omnibus Incentive Plan.

With respect to the compensation paid to our Chairman and CEO, our Compensation Committee reviews and approves all components of Mr. Taubman’s compensation and ensures that compensation aligns with the company’s strategic plan. With respect to the other Named Executive Officers, our Compensation Committee seeks input from our Chairman and CEO, reviews and approves all components of our other Named Executive Officers’ compensation and ensures that compensation aligns with the company’s strategic plan.

Use of Independent Advisor

Our Compensation Committee has engaged Willis Towers Watson & Co., an outside compensation consultant, to provide guidance with respect to the development and implementation of our compensation programs. Willis Towers Watson provides our Compensation Committee with advice concerning the types and levels of compensation to be paid to our Named Executive Officers. Willis Towers Watson provides the committee with peer executive and non-employee director compensation data, as well as expertise and advice on various matters brought before the committee. The Compensation Committee utilizes Willis Towers Watson’s advice and insights to inform the eventual decision making process. Willis Towers Watson also assists management and the Compensation Committee by providing market data on the compensation practices and programs of our peer competitors and guidance on industry trends and best practices.

The Compensation Committee has sole authority to retain and terminate the independent compensation consultant and approve fees and other engagement terms. Our Compensation Committee requires that its consultant be independent of company management. In assessing Willis Towers Watson’s independence, the Committee considered the six independence factors for compensation consultants listed in the NYSE listing requirements and determined that the work provided by Willis Towers Watson did not raise any conflict of interest.

Management

Our CEO and our Global Head of Human Resources attend Compensation Committee meetings, provide information as to the individual performance of the other Named Executive Officers and make annual recommendations to our Compensation Committee of appropriate compensation levels. Our CEO, with input from the Global Head of Human Resources and in consultation with the Compensation Committee, also develops annual performance goals focused on the company’s tactical and strategic objectives against which our Named Executive Officers will generally be measured. Our CEO and our Global Head of Human Resources present an evaluation against those objectives to the Compensation Committee as part of the annual compensation process. The compensation pool funding and structure for partners and employees overall is assessed considering the company’s tactical and strategic objectives as well as the performance of each business and is presented by our CEO and our Global Head of Human Resources to the Compensation Committee for approval. All components of our Named Executive Officers’ compensation must be approved by our Compensation Committee in its sole discretion.

Benchmarking Process

In developing our compensation programs, our Compensation Committee commissions a compensation benchmarking analysis to ensure that our programs are competitive with those of other independent investment banks, including consideration of the cost of equivalent talent in the markets in which we operate. Our Compensation Committee reviews our Named Executive Officer compensation in relation to other financial institutions, working with Willis Towers Watson, which provides market data and practices for consideration, as well as executive compensation trends and developments. One of the challenges for our company when establishing its peer group is the limited number of directly comparable organizations. Part of the Compensation Committee’s overall review of the executive compensation program over the past several years has included developing underlying principles for identifying peers. These principles include operating in similar or comparable industry segments: investment banking, comparable in size and scope and competitors for talent. The public competitors considered within the independent investment bank benchmarking data for 2020 included:

2020 Compensation Peer Group

• Cowen & Co. • Lazard Ltd. • Evercore Inc.	• Houlihan Lokey, Inc. • Greenhill & Co. • Moelis & Company

For purposes of determining our overall level of executive compensation (i.e., base salary and annual incentive compensation), our Compensation Committee generally reviews compensation in light of peer group compensation ranges, but does not limit target setting to a particular peer group percentile.

Our Compensation Committee also takes into account other factors, including the executive’s role and experience, as compared to our peers’ executives. Ultimately, our Compensation Committee believes that appropriate compensation for a particular executive should be made based on the full review of company and individual performance, while also considering market data.

Overall, as set forth below in “Elements of Our Compensation Program,” Willis Towers Watson determined that our executive compensation programs, as structured, are appropriately competitive relative to our peers.

Elements of Our Compensation Program

Compensation provided to our Named Executive Officers consists of base salary, annual incentive compensation, which includes cash bonus and long-term incentive awards granted in the form of restricted stock units, and other perquisites and benefits, each of which is described in more detail below.

Base Salary

The base salary payable to each Named Executive Officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salaries are reviewed annually by our Compensation Committee and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth, development and increased responsibility.

2020 Base Salaries. We provided an annual base salary of $1,000,000, $1,000,000, $500,000 and $500,000 to each of Mr. Taubman, Ms. Lee, Ms. Meates and Mr. Cuminale, respectively. The amount of the base salary for the Named Executive Officers is set in accordance with the terms of their respective partner agreements with us, and may be adjusted from time to time in accordance with those agreements. These base salaries have not been adjusted since October 1, 2015 for Mr. Taubman, January 1, 2016 for Ms. Lee, October 1, 2015 for Ms. Meates and January 1, 2017 for Mr. Cuminale.

Annual Incentive Compensation

Named Executive Officers are eligible to receive discretionary compensation on an annual basis to incentivize the achievement of key short- and long-term corporate strategic goals and to motivate certain desired individual behaviors. We do not set specific quantitative performance targets upon which the annual incentive compensation paid to our Named Executive Officers would become payable. Instead, the annual incentive compensation paid to our Named Executive Officers is determined based on a performance evaluation conducted by our Compensation Committee with the assistance of Mr. Taubman (other than with respect to compensation to be paid to Mr. Taubman) and our Global Head of Human Resources. A portion of the annual incentive compensation is paid in cash and a portion is paid in the form of long-term incentive awards granted in the form of restricted stock units or restricted cash.

Mr. Taubman’s Annual Incentive Compensation

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In line with Mr. Taubman’s compensation framework, for the sixth consecutive year he received no annual incentive compensation. This results in his annual compensation remaining below market pay levels for his role, especially given the company’s performance to date.

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Mr. Taubman’s compensation framework is focused entirely on the long-term success of the company and is reflective of his and the Compensation Committee’s shared perspective that thus far, resources have been better invested elsewhere in support of the company’s continued growth.

•

Mr. Taubman maintains a significant amount of equity in the company through partnership units granted at the spin-off, units earned as a result of the company achieving certain share price thresholds and units granted as part of review of Mr. Taubman’s compensation framework. These amounts have been further increased by Mr. Taubman’s significant open market stock purchases.

Annual Incentive Compensation for Our Other Named Executive Officers

The evaluation with respect to the annual incentive compensation paid to Ms. Lee, Ms. Meates and Mr. Cuminale for the 2020 performance year involved an analysis of both (i) firm-wide company performance and (ii) the performance of the individual officer and his or her contributions to the company, including consideration of role-specific goals previously agreed to by the Compensation Committee.

Overall company performance: The Compensation Committee’s executive compensation decisions consider firm-wide financial performance as a collective measure to ensure alignment with shareholders and to foster a collaborative approach among senior executives. With respect to overall company performance, the factors considered for our Named Executive Officers were: revenue growth; adjusted pre-tax income growth; adjusted net income per share growth; and share price performance, in each case taking into consideration performance versus the independent investment bank peers discussed above.

Performance of the individual Named Executive Officer: Individual, role-specific performance goals have been identified as goals where the Named Executive Officer is most able to influence the relevant outcome, acknowledging they may not be solely responsible for such outcomes and that success against these goals is also the collective responsibility of the executive team and broader firm management.

Ji-Yeun Lee: With respect to the assessment of individual performance, the factors considered for Ms. Lee were her leadership and executive management role with our company, including: identifying opportunities for collaboration that have shown clear evidence of driving cross-firm revenue generating opportunities; the continued growth of the Strategic Advisory business, including meaningful progress made in 2020 in its contribution to the overall success of the firm; continued success in the attraction and retention of top talent to the firm in 2020; strong leadership of the corporate functions; overseeing senior management focus and accountability on enterprise risk, with a particular emphasis on succession planning; and leadership and response by our firm through the COVID-19 pandemic environment, including maintaining operational effectiveness, business momentum, communication and employee engagement. As part of a long-term focused reward strategy, Ms. Lee additionally received a special incentive award that considered her cumulative impact on the company’s growth since 2015 and seeks to ensure her retention at the company.

Helen T. Meates: With respect to the individual assessment of Ms. Meates, factors considered included: Ms. Meates’s leadership and oversight of our global finance function; the continued building and maintenance of relationships with our investors, clients, equity research community, auditors and regulators; effective management of corporate finance issues, including management of share float and balance sheet management; continued refinement of the Financial Planning & Analysis models we use to forecast and measure progress against the company’s strategic objectives; providing the necessary tools and analytics to facilitate effective guardianship of our non-compensation costs; and leadership of our information technology function.

James W. Cuminale: With respect to the individual assessment of Mr. Cuminale, factors considered included: Mr. Cuminale’s leadership and oversight of our global legal and compliance functions including supporting the successful execution of our General Counsel succession plan; effectively managing the firm’s risk exposure to potential litigation and regulatory matters; overseeing the firm’s compliance culture; developing effective compliance and risk awareness throughout the firm; and advising our bankers with appropriate legal and regulatory advice from a deal perspective.

Cash Bonus. The portion of each Named Executive Officer’s 2020 annual incentive compensation paid in cash was as follows: Ms. Lee—$1,867,500; Ms. Meates—$1,667,500; and Mr. Cuminale—$1,330,000. Mr. Taubman has not received any cash compensation in excess of base salary with respect to performance years 2015 through 2020.

Long-Term Incentive Awards. The Compensation Committee believes that a substantial portion of each Named Executive Officer’s annual incentive compensation should be in the form of long-term incentive awards in the form of either LTIP Units or restricted stock units. Determination of the form of long-term incentive awards takes into consideration the significant equity holdings our Named Executive Officers maintain, which in each case were acquired through a combination of grants made at the company’s spin-off, performance-based awards and open market purchases. Each of our Named Executive Officers retain equity awards, including performance-based Earn-Out awards, in excess of the Minimum Equity Ownership Guidelines outlined below. For performance year 2020, the percentage of the Named Executive Officer’s total annual incentive compensation that was delivered as a long-term incentive in the form of restricted stock units was 47% for Ms. Lee, 44% for Ms. Meates and 41% for Mr. Cuminale.

Long-term incentive awards encourage management to create shareholder value over the long term, because the value of the equity awards is directly attributable to the price of our Class A common stock over time. In addition, equity awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years.

Long-term incentive equity awards for performance year 2020 were granted to Ms. Lee, Ms. Meates and Mr. Cuminale in the form of restricted stock units that will be satisfied by delivery of shares of our Class A common stock in equal installments over a four year vesting period (with vesting in equal installments on the second, third and fourth anniversaries of the grant date). The portion of each of Ms. Lee’s, Ms. Meates’s and Mr. Cuminale’s 2020 annual incentive compensation paid in the form of restricted stock units was as follows: Ms. Lee—$1,632,500; Ms. Meates—$1,332,500; and Mr. Cuminale—$920,000. As these restricted stock units were granted in 2021, pursuant to the rules of the SEC, the grant date fair value of these restricted stock unit awards will be reflected in the “Stock Awards” column in the “Summary Compensation Table” for 2021.

One-Time Special Incentive Award Paid to Ms. Lee

Ms. Lee’s compensation has remained unchanged for five consecutive years, despite the numerous and major contributions she has made to the company’s growth during this time period. Rather than seeking to recognize this progress on an annual (shorter-term) basis, the Chief Executive Officer, together with the Compensation Committee, have deliberately chosen to take a longer-term view in acknowledging Ms. Lee’s contributions.

With this longer-term philosophy in mind, and in recognition of Ms. Lee’s cumulative performance and achievements since our spin-off in 2015, the Compensation Committee approved a one-time $5,000,000 special incentive award with restrictions that expire on the third anniversary of the grant.

The form of award, paid in restricted cash, also took into account the fact that Ms. Lee maintains a significant amount of equity in the company through performance-based Earn-Out Awards (the vesting of which was tied to our company’s share price performance), previously granted equity awards as part of annual incentives, and open market stock purchases.

The company will claw back 100% of this one-time restricted cash award if Ms. Lee is terminated by the company for cause or she resigns for any reason prior to the end of the restriction period.

Alternative Presentation of Annual Compensation

The following table is presented to show how our Compensation Committee viewed 2018 to 2020 annual compensation for our Named Executive Officers, and includes base salary as well as cash bonus and long-term incentive awards as part of annual incentive compensation. This table differs substantially from the “Summary Compensation Table” below and is not a substitute for that table. Unlike the “Summary Compensation Table,” which reflects the grant date fair value of long-term incentive awards granted during the applicable calendar year (whether or not such awards were granted with respect to the performance for such year), the following table reflects, with respect to Ms. Lee, Ms. Meates and Mr. Cuminale, the dollar amounts of the annual incentive compensation paid in the form of restricted stock units with respect to each specific performance year (e.g., for 2020, the dollar amount of the restricted stock units that will actually be granted in 2021 with respect to 2020 performance). In addition, this table includes the grant value of that portion of the one-time grant of 60,000 LTIP Units awarded to Mr. Taubman in September 2018 for the period from October 1, 2018 to December 31, 2018 with respect to performance year 2018; for the period from January 1, 2019 to December 31, 2019 with respect to performance year 2019; and for the period from January 1, 2020 to December 31, 2020 with respect to performance year 2020, as this award was intended by the Compensation Committee to serve as additional compensation for the three-year period from October 1, 2018 to October 1, 2021.

Name and Principal Position	Year	Salary $	Cash Bonus $	Stock Awards(1) $	Total $
Paul J. Taubman Chairman and CEO	2020	1,000,000	—	1,066,000	2,066,000
	2019	1,000,000	—	1,066,000	2,066,000
	2018	1,000,000	—	266,500	1,266,500
Ji-Yeun Lee Managing Partner	2020	1,000,000	1,867,500	1,632,500	4,500,000	(2)
	2019	1,000,000	1,867,500	1,632,500	4,500,000
	2018	1,000,000	2,037,500	1,462,500	4,500,000
Helen T. Meates Chief Financial Officer	2020	500,000	1,667,500	1,332,500	3,500,000
	2019	500,000	1,442,500	1,057,500	3,000,000
	2018	500,000	1,312,500	687,500	2,500,000
James W. Cuminale General Counsel	2020	500,000	1,330,000	920,000	2,750,000
	2019	500,000	1,167,500	732,500	2,400,000
	2018	500,000	1,175,000	575,000	2,250,000

(1)

The dollar amounts of the restricted stock units and/or LTIP units included in this column may differ from the grant date fair values of such awards as computed in accordance with GAAP and reported in the “Summary Compensation Table.”

(2)

In recognition of her cumulative impact on the company’s growth since our spin-off in 2015, the Compensation Committee approved a one-time $5,000,000 special incentive award for Ms. Lee with restrictions that expire on the third anniversary of the grant. The form of award, paid in restricted cash, also took into account the fact that Ms. Lee maintains a significant amount of equity in the company through performance-based Earn-Out Awards (the vesting of which was tied to our company’s performance), previously granted equity awards as part of annual incentives, and open market stock purchases. The company will claw back 100% of this one-time award if Ms. Lee is terminated by the company for cause or she resigns for any reason prior to the end of the three year restriction period.

Retirement Arrangements

We have a 401(k) plan for eligible employees, including our Named Executive Officers, and may, in our sole discretion, provide annual matching contributions to certain 401(k) plan participants. We currently do not offer matching contributions to our Named Executive Officers.

Employee Benefits

Eligible employees, including our Named Executive Officers, participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance coverage. Our Named Executive Officers participate in these programs on the same basis as eligible employees generally, but the company does not pay for any portion of such employee benefits for partners, including our Named Executive Officers.

We make available to our partners, including our Named Executive Officers, financial planning services at a cost of $15,000 annually per partner paid by the company. In 2020, Mr. Taubman, Ms. Lee and Ms. Meates took advantage of this service. In addition, we make available to our partners, including our Named Executive Officers, and on occasion, family members of these individuals, personal use of a company leased business aircraft when the aircraft is not being used for business purposes, for which the Named Executive Officers pay the full incremental costs associated with such use.

Compensation Program Governance Features

Clawback Policy

Pursuant to the terms of the Omnibus Incentive Plan, all awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by our Board or the Compensation Committee and as in effect from time to time, and (ii) applicable law. To the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay any such excess amount to the company.

Further, pursuant to the terms of the Omnibus Incentive Plan, to the extent a participant engages in (i) unauthorized disclosure of any confidential or proprietary information of the company; (ii) any activity that would be grounds to terminate the participant’s employment for Cause (as defined in the Omnibus Incentive Plan); or (iii) the breach of any non-competition, non-solicitation or other agreement containing restrictive covenants, the Compensation Committee may, in its sole discretion, provide for one or both of the following: cancellation of any or all of such participant’s outstanding awards, or forfeiture by the participant of any gain realized on the vesting or exercise of awards, and to repay any such gain promptly to the company.

We have also incorporated rigorous clawback provisions in the PJT Partners Inc. Bonus Deferral Plan (the “Bonus Deferral Plan”). Pursuant to the terms of the Bonus Deferral Plan, if at any time before an applicable restricted stock unit vesting date, the Compensation Committee determines, in its sole and absolute discretion, that any of the following events has occurred, the company is authorized to cancel (and the employee would forfeit) an appropriate portion of the then unvested portion of the employee’s award granted pursuant to the Bonus Deferral Plan and any rights to dividend equivalents thereon:

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misconduct by the employee in taking actions, or failing to take actions, that result in, or reasonably could be expected to result in, material detriment to the company or its business activities, including, without limitation, financial or reputational harm to the company or its business activities;

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fraud, material misrepresentation or other dishonest acts by the employee which resulted in a determination by the Compensation Committee of an amount of such employee’s annual bonus that was greater than the amount the employee would have otherwise been entitled to but for such fraud, material misrepresentation or other dishonest act;

•

the employee’s gross negligence in, or other impropriety related to (including any failure to monitor or discharge supervisory or managerial responsibilities), failing to timely and reasonably identify, raise or assess issues and/or concerns with respect to risks material to the company or its business activities; or

•	following the termination of the employee’s employment, the company determines that such employee’s employment could have been terminated by the company for cause.

Nothing contained in the Bonus Deferral Plan limits or restricts the company from seeking repayment of any vested portions of an award made pursuant to the Bonus Deferral Plan already distributed to an employee, pursuant to any applicable clawback requirements imposed under applicable laws, rules and regulations. Accordingly, the clawback provisions contained in the Bonus Deferral Plan shall (i) be in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to our Chief Executive Officer and Chief Financial Officer and (ii) otherwise be deemed automatically amended to include the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and any related rules or regulations promulgated by the SEC or the NYSE.

Our Compensation Committee intends to periodically review this clawback policy and, as appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging and Pledging of Our Securities

Our directors and employees, including our Named Executive Officers, are prohibited from engaging in a transaction meant to hedge or minimize losses in our securities, including engaging in transactions in forward contracts, equity swaps, collars, exchange funds, puts, calls, options and other derivatives on our securities, or short-selling our securities.

Our directors and employees, including our Named Executive Officers, are prohibited from pledging our securities as collateral for a loan unless such pledging is approved by our General Counsel.

Minimum Equity Ownership Guidelines for Named Executive Officers

Our Compensation Committee has implemented minimum equity ownership guidelines that require each Named Executive Officer to maintain equity ownership in the company (including Partnership Units, LTIP Units or restricted stock units) having a market value equal to or greater than a multiple of such Named Executive Officer’s base salary (ten times base salary for the Chairman and CEO and five times base salary for other Named Executive Officers). Each Named Executive Officer must achieve the minimum equity investment within five years from the later of the adoption of the guidelines (for Named Executive Officers in place at that time of the adoption of the guidelines) and the date of such Named Executive Officer’s appointment (for subsequently appointed Named Executive Officers).

Named Executive Officer	Ownership Requirement Multiple	Ownership Requirement Value
Paul J. Taubman	10X Base Salary	$10,000,000
Ji-Yeun Lee	5X Base Salary	$5,000,000
Helen T. Meates	5X Base Salary	$2,500,000
James W. Cuminale	5X Base Salary	$2,500,000

Vesting of Equity Awards

Our practice is to grant equity awards to our Named Executive Officers that generally vest over a period of several years, with the vesting of the first tranche of any such equity award at least one year from the grant date. For 2020, equity awards to our Named Executive Officers and other partners vest over a four year period, with equity awards vesting in equal installments on the second, third and fourth anniversaries of the grant date.

No Individual Revenue Pay-Outs

We have a no individual revenue pay-outs philosophy as it relates to annual incentive compensation, and no contractual entitlement to severance. To provide further flexibility with respect to employment and compensation matters, we maintain a flexible termination practice with no contractual rights to continued employment (other than for a notice and garden leave period) and no contractual right to severance upon termination.

Risk Considerations in Our Compensation Programs

Our Compensation Committee has discussed the concept of risk as it relates to our compensation programs with management and Willis Towers Watson, and our Compensation Committee does not believe the goals or the underlying philosophy of our compensation programs encourage excessive or inappropriate risk taking.

Our discretionary compensation program is designed to reflect the performance of our firm and the performance of the individual employee, and we believe its design discourages excessive risk taking. For example, paying a significant portion of discretionary compensation in the form of equity awards, all with multi-year vesting periods, encourages each of our senior professionals to be sensitive to long-term risk outcomes, as the value of their awards increase or decrease with the price of our Class A common stock. Our Named Executive Officers are prohibited from hedging their shares of our Class A common stock and from pledging such shares without pre-approval of our General Counsel. We believe these criteria will provide our employees additional incentives to prudently manage the range of risks inherent in our business. Based on this, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company.

REPORT OF THE COMPENSATION COMMITTEE

The following Compensation Committee report to shareholders shall not, in accordance with the rules of the SEC, be incorporated by reference into any of our future filings made under the Exchange Act or under the Securities Act, and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to our Board that our Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by our Compensation Committee:

Thomas M. Ryan, Chair

Dennis S. Hersch

Emily K. Rafferty

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of our Named Executive Officers in respect of fiscal years 2018, 2019 and 2020 under the rules of the SEC.

Name and Principal Position	Year	Salary $	Bonus(1) $		Stock Awards(3) $	Other(4) $	Total $
Paul J. Taubman Chairman and CEO	2020	1,000,000	—		—	15,000	1,015,000
	2019	1,000,000	—		—	15,000	1,015,000
	2018	1,000,000	—		3,198,000	15,000	4,213,000
Ji-Yeun Lee Managing Partner	2020	1,000,000	6,867,500	(2)	1,753,474	15,000	9,635,974
	2019	1,000,000	1,867,500		1,437,758	15,000	4,320,258
	2018	1,000,000	2,037,500		1,977,836	15,000	5,030,336
Helen T. Meates Chief Financial Officer	2020	500,000	1,667,500		1,135,855	15,000	3,318,355
	2019	500,000	1,442,500		675,889	15,000	2,633,389
	2018	500,000	1,312,500		982,559	15,000	2,810,059
James W. Cuminale General Counsel	2020	500,000	1,330,000		786,774	—	2,616,774
	2019	500,000	1,167,500		565,276	—	2,232,776
	2018	500,000	1,175,000		867,723	—	2,542,723

(1)

2020 amounts represent the cash component of the annual incentive compensation earned for 2020 performance and paid in the following year. The remainder of the 2020 performance year annual incentive compensation was paid in the form of restricted stock units, as discussed above in “Elements of Our Compensation Program—Annual Incentive Compensation—Long-Term Incentive Awards.” As these restricted stock units are granted in 2021, pursuant to the rules of the SEC, the bonus amounts reported for 2020 for Ms. Lee, Ms. Meates and Mr. Cuminale do not include their respective portion of the annual incentive compensation that was paid in restricted stock units. The amounts paid in the form of restricted stock units for performance year 2020 were as follows: Ms. Lee—$1,632,500; Ms. Meates—$1,332,500; and Mr. Cuminale—$920,000.

(2)

With respect to Ms. Lee, in recognition of her cumulative impact on the company’s growth since our spin-off in 2015, the Compensation Committee approved a one-time $5,000,000 special incentive award for Ms. Lee with restrictions that expire on the third anniversary of the grant. The form of award, paid in restricted cash, also took into account the fact that Ms. Lee maintains a significant amount of equity in the company through performance-based Earn-Out Awards, the vesting of which is tied to the share price of the company, previously granted equity awards as part of annual incentives and open market stock purchases. The company will claw back 100% of this one-time award if Ms. Lee is terminated by the company for cause or she resigns for any reason prior to the end of the three year restriction period.

(3)

The amounts included in this column represent the aggregate grant date fair value of the equity awards computed in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values can be found in Note 11 to our 2020 audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. For 2020, the value represents the grant of restricted stock units on February 12, 2020 for the 2019 performance year for Ms. Lee, Ms. Meates and Mr. Cuminale that generally vest one-third ratably on each of March 1, 2021, 2022 and 2023, subject to continuous employment.

(4)

We make available to our partners, including our Named Executive Officers, financial planning services at a cost of $15,000 annually per partner paid by the company. In 2020, Mr. Taubman, Ms. Lee and Ms. Meates used this service. In addition, we make available to our partners, including our Named Executive Officers, and on occasion, family members of these individuals, personal use of a company leased business aircraft when the aircraft is not being used for business purposes, for which the Named Executive Officers pay the full incremental costs associated with such use.

Grants of Plan-Based Awards in 2020

The following table discloses the number of plan-based awards granted in 2020 to our Named Executive Officers and the grant date fair value of these awards.

Name	Grant Date	Action Date		All Other Stock Awards: Number of Shares of Stock or Stock Units(2) (#)	Grant Date Fair Value of Stock and Option Awards ($)
Paul J. Taubman	—	—		—	—
Ji-Yeun Lee	2/12/20	1/7/20	(1)	33,047	1,753,474	(3)
Helen T. Meates	2/12/20	1/7/20	(1)	21,047	1,135,855	(3)
James W. Cuminale	2/12/20	1/7/20	(1)	14,828	786,774	(3)

(1)

Restricted stock unit awards awarded as long-term incentives are granted in the year following the fiscal year performance period. For instance, the restricted stock units granted to each of the Named Executive Officers for performance year 2020 are actually granted in 2021 and therefore, are not included in this table since they were not granted in 2020.

The Compensation Committee acted to award year-end equity based awards for the 2019 performance period at its regularly scheduled meeting on January 7, 2020, with the grants becoming effective on February 12, 2020.

(2)

Represents restricted stock units granted to each Named Executive Officer, other than Mr. Taubman (who did not receive any restricted stock unit grants), for 2019 performance. Any dividends paid by us on our Class A common stock will be accrued in additional restricted stock units on such restricted stock unit amounts and such additional dividend restricted stock units so credited shall be or become vested to the same extent as the restricted stock units that resulted in the crediting of such additional restricted stock units with respect to each vesting tranche of restricted stock units.

(3)

We used the average closing price of a share of our Class A common stock over the five trading days immediately prior to and the five trading days immediately following the date that we first publicly issued our earnings release for fiscal year 2020 (with the date earnings are released representing the first day of the second five day period) in order to determine the number of restricted stock units to be granted, with grants made effective on February 12, 2020. Since the grant date fair value of these restricted stock unit awards is computed in accordance with GAAP, the amounts reported generally differ from the dollar amount of the portion of the 2019 performance year long-term incentive award grant.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth the outstanding equity awards held by our Named Executive Officers as of December 31, 2020.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(6) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Paul J. Taubman	20,000	(1)	1,505,000	610,000	45,902,500
Ji-Yeun Lee	69,706	(2)	5,245,354	95,000	7,148,750
Helen T. Meates	39,046	(3)	2,938,195	10,000	752,500
James W. Cuminale	29,893	(4)	2,249,425	15,000	1,128,750

(1)	This amount consists of 20,000 LTIP Units representing the final unvested tranche of the 60,000 LTIP units awarded to Mr. Taubman on September 24, 2018, which vests on October 1, 2021.

(2)

This amount consists of (i) 13,842 restricted stock units that vest on March 1, 2021, (ii) 22,296 restricted stock units that vest ratably on March 1, 2021 and 2022, (iii) 33,047 restricted stock units that vest ratably on March 1, 2021, 2022 and 2023, and (iv) 521 unvested dividend equivalent restricted stock units.

(3)

This amount consists of (i) 6,877 restricted stock units that vest on March 1, 2021, (ii) 10,482 restricted stock units that vest ratably on March 1, 2021 and 2022, (iii) 21,407 restricted stock units that vest ratably on March 1, 2021, 2022 and 2023, and (iv) 280 unvested dividend equivalent restricted stock units.

(4)

This amount consists of (i) 6,073 restricted stock units that vest on March 1, 2021, (ii) 8,766 restricted stock units that vest ratably on March 1, 2021 and 2022, (iii) 14,828 restricted stock units that vest ratably on March 1, 2021, 2022 and 2023, and (iv) 226 unvested dividend equivalent restricted stock units.

(5)	Based on the closing price of our Class A common stock of $75.25 on December 31, 2020.

(6)

These amounts represent Earn-Out Units (as defined below) acquired upon closing of the merger and spin-off transactions on October 1, 2015 that are subject to both time and performance vesting. Earn-Out Units have satisfied the five-year time-vesting requirement, with 20% vested on October 9, 2017, 30% vested on October 9, 2018, and 50% vested on October 9, 2019. Amounts reported consist of 20% of the Earn-Out Units granted, as 20% of the Earn-Out Units were earned on each of March 20, 2018, June 18, 2018, October 27, 2020 and December 14, 2020 upon achieving certain share price targets. The performance vesting requirement for the remaining Earn-Out Units will be satisfied upon the shares of Class A common stock achieving the applicable share price target described below under “Narrative Disclosure Relating to the

Summary Compensation Table, Grants of Plan-Based Awards in 2020 Table, Outstanding Equity Awards at 2020 Fiscal Year-End Table, and 2020 Option Exercises and Stock Vested Table—Merger and Spin-off Transaction Equity Grants—Earn-Out Units.” The number of Earn-Out Units reported reflects the total number of unvested units outstanding even though the performance period will not end until October 1, 2021. As vesting is contingent on meeting certain volume-weighted average share price targets, there is no assurance that the unvested portion of these units will be earned. See “Narrative Disclosure Relating to the Summary Compensation Table, Grants of Plan-Based Awards in 2020 Table, Outstanding Equity Awards at 2020 Fiscal Year-End Table, and 2020 Option Exercises and Stock Vested Table—Partner Agreements—Merger and Spin-off Transaction Equity Grants—Earn-Out Units” for a description of the Earn-Out Units.

2020 Option Exercises and Stock Vested

The following table sets forth certain information regarding equity awards that vested in 2020 for our Named Executive Officers.

	Stock or Unit Awards
Name	Number of Shares or Units Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Paul J. Taubman	1,240,000	91,630,000
Ji-Yeun Lee	221,622	15,504,209
Helen T. Meates	35,237	2,167,303
James W. Cuminale	43,369	2,824,551

(1)	Represents the aggregate number of Earn-Out Units, and solely with respect to Ms. Lee, Ms. Meates and Mr. Cuminale, restricted stock units that vested in 2020.

(2)

The value realized on vesting of the equity awards is the product of (a) the closing price on the New York Stock Exchange of a share of our Class A common stock on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading day), multiplied by (b) the number of equity awards vested.

Narrative Disclosure Relating to the Summary Compensation Table, Grants of Plan-Based Awards in 2020 Table, Outstanding Equity Awards at 2020 Fiscal Year-End Table, and 2020 Option Exercises and Stock Vested Table

Partner Agreements

Partner Agreement with Paul J. Taubman

PJT Partners Holdings entered into a partner agreement with Mr. Taubman (the “CEO Agreement”) effective October 1, 2015. The CEO Agreement provides for an annual base salary of $1,000,000 through October 1, 2018, the third anniversary of the closing of the merger and spin-off transactions. Thereafter, Mr. Taubman’s compensation will be determined by our Compensation Committee, subject to a minimum annual base salary of $350,000. In 2018, the Compensation Committee agreed to extend this compensation framework such that Mr. Taubman will receive an annual base salary of $1,000,000 through October 1, 2021. On September 24, 2018, the Compensation Committee awarded Mr. Taubman a long-term incentive award of 60,000 LTIP Units. These LTIP Units vested one-third ratably on each of October 1, 2019 and 2020, with the remaining one-third scheduled to vest on October 1, 2021, subject to continuous employment. Mr. Taubman has not received any cash compensation in excess of his base salary since our spin-off in 2015, and we do not currently anticipate granting Mr. Taubman any additional incentive compensation through October 1, 2021.

Mr. Taubman is generally subject to covenants of non-competition and non-solicitation of employees, consultants, clients and investors during his service to PJT Partners Holdings and for a period (the “Restriction Period”) ending on the later of (x) March 31, 2017 and (y) one year following the termination of his service to PJT Partners Holdings in the case of the non-competition restrictions, and two years following the termination of his service to PJT Partners Holdings in the case of the non-solicitation restrictions. If Mr. Taubman is terminated by PJT Partners Holdings without cause or he resigns for good reason, the foregoing periods of time during which he will be subject to the non-competition restrictions will be reduced to 120 days and 90 days, respectively. If Mr. Taubman’s service with PJT Partners Holdings is terminated for any reason other than his resignation without Board Change Good Reason or a termination of service by PJT Partners Holdings for cause, in each case within 24 months following a Board Change of Control, then (1) the covenants of non-competition and non-solicitation of clients and investors will expire upon termination, and (2) the covenants of non-solicitation of employees and consultants will expire six months after termination. Mr. Taubman is also subject to perpetual covenants of confidentiality and non-disparagement.

For purposes of the CEO Agreement:

•

“cause” means the occurrence or existence of any of the following: (i) Mr. Taubman’s willful act of fraud, misappropriation, or embezzlement against PJT Partners Holdings that has a material adverse effect on the business of PJT Partners Holdings; (ii) Mr. Taubman’s conviction of a felony; or (iii) an un-appealable final determination by a court or regulatory body having authority with respect to securities laws that Mr. Taubman violated any applicable securities laws or any rules or regulations thereunder if such final determination (A) bars Mr. Taubman from employment in the securities industry or (B) renders Mr. Taubman unable to substantially perform his duties to PJT Partners Holdings; provided that, PJT Partners Holdings must provide a notice of termination to Mr. Taubman within 60 days of the occurrence of the event constituting “cause,” and, other than with respect to clause (ii) above, Mr. Taubman will have the opportunity to cure within 30 days of receiving such notice.

•

“good reason” means the occurrence of any of the following events without Mr. Taubman’s written consent: (i) a material adverse change in Mr. Taubman’s titles, positions, authority, duties or responsibilities; (ii) the assignment of any duties materially inconsistent with Mr. Taubman’s positions; (iii) a reduction of Mr. Taubman’s salary; (iv) the relocation of Mr. Taubman’s principal place of service to anywhere other than PJT Partners Holdings’ principal office; (v) a material breach by PJT Partners Holdings or its affiliates of the CEO Agreement or any other material agreement with PJT Partners Holdings or its affiliates; (vi) the failure of PJT Partners Holdings to nominate Mr. Taubman or Mr. Taubman’s failure to be elected to our Board (other than as a result of Mr. Taubman’s voluntary resignation) or Mr. Taubman’s removal as a member of the Board by PJT Partners Holdings (other than for “cause”); (vii) the hiring or firing of any executive officer; or (viii) the failure by PJT Partners Holdings to obtain written assumption of the Partner Agreement by a purchaser or successor of PJT Partners Holdings; provided that, Mr. Taubman must provide a notice of termination to PJT

Partners Holdings within 60 days of the occurrence of the event constituting “good reason,” and PJT Partners Holdings will have the opportunity to cure within 30 days of receiving such notice.

•

“Board Change Good Reason” means the occurrence of any of the following events without Mr. Taubman’s written consent: (i) a material adverse change in Mr. Taubman’s titles, positions, authority, duties or responsibilities; (ii) the assignment of any duties materially inconsistent with Mr. Taubman’s positions; (iii) a reduction of Mr. Taubman’s salary; (iv) the relocation of Mr. Taubman’s principal place of service to anywhere other than PJT Partners Holdings’ principal office; (v) a breach by PJT Partners Holdings or its affiliates of the CEO Agreement or any other material agreement with PJT Partners Holdings or its affiliates; (vi) the failure of PJT Partners Holdings to nominate Mr. Taubman or Mr. Taubman’s failure to be elected to our Board (other than as a result of Mr. Taubman’s voluntary resignation) or Mr. Taubman’s removal as a member of the Board by PJT Partners Holdings (other than for “cause”); (vii) the failure by PJT Partners Holdings to obtain written assumption of the CEO Agreement by a purchaser or successor of PJT Partners Holdings; (viii) PJT Partners Holdings or any of its affiliates effecting a material disposition, acquisition or other business combination; (ix) PJT Partners Holdings or any of its affiliates entering into a new significant business line or discontinuing a significant existing business line; (x) the hiring or firing of any executive officer; or (xi) PJT Partners Holdings or any of its affiliates making any material compensation decisions with respect to partners or employees other than Mr. Taubman or PJT Partners Holdings or any of its affiliates failing to implement any material compensation decision made by Mr. Taubman with respect to partners or employees; provided that, Mr. Taubman must provide a notice of termination to PJT Partners Holdings within 120 days of the occurrence of the event constituting “Board Change Good Reason,” and PJT Partners Holdings will have the opportunity to cure within 10 days of receiving such notice.

•

“Board Change of Control” means a majority of the members of our Board ceasing to be “continuing directors” which means any member of our Board who: (i) was a member of such board immediately following the merger and spin-off transactions on October 1, 2015; or (ii) was nominated for election or elected or appointed to the board with the approval of a majority of the “continuing directors” who were members of such board at the time of such nomination, election or appointment.

Partner Agreements with Ji-Yeun Lee, Helen T. Meates and James W. Cuminale

PJT Partners Holdings entered into partner agreements with each of Ms. Lee, Ms. Meates and Mr. Cuminale effective October 1, 2015. The agreements generally set forth the terms of service of each officer, including their respective compensation and benefits, as described in “Elements of Our Compensation Program.”

These officers are generally subject to covenants of non-competition and non-solicitation of employees, consultants, clients and investors during their service to PJT Partners Holdings and for a period (the “Restriction Period”) ending on the later of (x) March 31, 2017 and (y) one year following the termination of service to PJT Partners Holdings in the case of the non-competition restrictions, and two years following the termination of service to PJT Partners Holdings in the case of the non-solicitation restrictions. If the executive officer is terminated by PJT Partners Holdings without cause or the executive officer resigns for good reason, the foregoing periods of time during which they will be subject to the non-competition restrictions will be reduced to 120 days and 90 days, respectively. The officers are also subject to perpetual covenants of confidentiality and non-disparagement.

For purposes of the partner agreements with Ms. Lee, Ms. Meates and Mr. Cuminale:

•

“cause” means the occurrence or existence of any of the following: (i) (x) any material breach of the partner agreements, (y) material breach of any material rules or regulations of PJT Partners Holdings applicable that have been provided that has a material adverse effect on the business of PJT Partners Holdings, or (z) deliberate and repeated failure to perform substantially the executive officer’s material duties to PJT Partners Holdings; provided that, in the case of any of the foregoing clauses (x), (y) or (z), PJT Partners Holdings has given the executive officer written notice within fifteen days after PJT Partners Holdings becomes aware of such action and, to the extent such action is curable, the executive officer fails to cure such breach, failure to perform or conduct or behavior within fifteen days after receipt by the executive officer of such notice (or such longer period, not to exceed an additional fifteen days, as shall be reasonably required for such cure, provided that the executive officer is diligently pursuing such cure); (ii) any act of fraud, misappropriation, embezzlement or similar conduct by the executive officer against PJT Partners Holdings; or (iii) conviction (on the basis of a trial or by an accepted plea of guilty or nolo contendere) of a felony or crime of moral turpitude, or a determination by a court of competent jurisdiction, by a regulatory body or by a self-regulatory body having authority with respect to securities laws, rules or regulations, that the executive officer individually has violated any securities laws or any rules or regulations thereunder, or any rules of any such self-regulatory body (including, without limitation, any licensing requirement), if such conviction or determination has a material adverse effect on (A) the executive officer’s ability to function as a partner, taking into account the services required of the executive officer and the nature of PJT Partners Holdings’ business, or (B) the business of PJT Partners Holdings.

•

“good reason” means the occurrence of any of the following events without the executive officer’s written consent: (i) a material adverse change in the executive officer’s title, authority, duties or responsibilities; (ii) the relocation of the executive officer’s principal place of service by more than 50 miles; (iii) a material breach by PJT Partners Holdings or its affiliates of the partner agreement or any other material agreement with PJT Partners Holdings or its affiliates; or (iv) the failure by PJT Partners Holdings to obtain written assumption of the partner agreement by a purchaser or successor of PJT Partners Holdings; provided that, the executive officer must provide a notice of termination to PJT Partners Holdings within 60 days of the occurrence of the event constituting Good Reason, and in the event the executive officer provides notice of “good reason,” PJT Partners Holdings will have the opportunity to cure such event constituting “good reason” within 30 days of receiving such notice.

Merger and Spin-off Transaction Equity Grants

Earn-Out Units. Certain of our partners, including our Named Executive Officers, acquired LTIP Units in PJT Partners Holdings at the time of the merger and spin-off transactions in 2015 (referred to as “Earn-Out Units”), which are subject to both time and performance vesting. Earn-Out Units satisfy the time-vesting requirement over a five year period, with 20% vested on October 9, 2017 (the third anniversary of the signing of the Transaction Agreement), 30% vested on October 9, 2018 (the fourth anniversary of the signing of the Transaction Agreement), and 50% vested on

October 9, 2019 (the fifth anniversary of the signing of the Transaction Agreement). The performance vesting requirement will be satisfied upon the shares of the company’s Class A common stock achieving certain volume-weighted average share price targets over any consecutive 30-day trading period, as follows:

•	20% of the Earn-Out Units were earned on March 20, 2018 upon achieving a volume-weighted average trading price of Class A common stock of $48 per share;

•	20% of the Earn-Out Units were earned on June 18, 2018 upon achieving a volume-weighted average trading price of Class A common stock of $55 per share;

•	20% of the Earn-Out Units were earned on October 27, 2020 upon achieving a volume-weighted average trading price of Class A common stock of $63 per share;

•	20% of the Earn-Out Units were earned on December 14, 2020 upon achieving a volume-weighted average trading price of Class A common stock of $71 per share; and

•	20% of the Earn-Out Units will be earned upon achieving a volume-weighted average trading price of Class A common stock of $79 per share.

The performance vesting requirements must be met prior to October 1, 2021, the sixth anniversary of the closing of the merger and spin-off transactions, and any Earn-Out Units not meeting the designated requirements prior to such date will be forfeited. No portion of the Earn-Out Units will become vested until both the time-vesting and performance-vesting conditions have been satisfied.

The Earn-Out Units are subject to the terms of the partnership agreement of PJT Partners Holdings, the Omnibus Incentive Plan and the applicable award agreements. The units are also subject to certain treatment in connection with a termination of service or a change in control. See “Potential Payments upon Termination of Employment or Change in Control—Merger and Spin-off Transaction Grants of Founder Units and Earn-Out Units” below.

Potential Payments upon Termination of Employment or Change in Control

Other than with respect to the potential continued or accelerated vesting of outstanding equity awards that each of our Named Executive Officers may be entitled to in connection with certain terminations of employment or a change in control, our Named Executive Officers are not entitled to any additional payments or benefits following a change in control or upon termination of employment, and are only entitled to payments and benefits that are available generally on a non-discriminatory basis to all salaried employees, such as continuation of health care benefits through the end of the month of the termination of employment.

Merger and Spin-off Transaction Grants of Founder Units and Earn-Out Units

Paul J. Taubman

If Mr. Taubman’s service to PJT Partners Holdings terminates for any reason other than Mr. Taubman’s resignation without good reason or by PJT Partners Holdings for cause, then all unvested Earn-Out Units will remain outstanding and become vested upon the satisfaction of the applicable stock price performance conditions and continue to be eligible to time vest on their regularly scheduled vesting dates during the Restriction Period, with full time-vesting at the end of the Restriction Period (or, if earlier, the date of Mr. Taubman’s death). If Mr. Taubman’s service is terminated because of death (other than within 24 months following a Board Change of Control), the time-vesting conditions for the Earn-Out Units will be deemed satisfied and all unvested Earn-Out

Units will remain outstanding and become fully vested upon the satisfaction of the applicable stock price performance conditions.

Notwithstanding the foregoing, if Mr. Taubman’s service to PJT Partners Holdings is terminated for any reason other than his resignation without Board Change Good Reason (as defined above), or termination by PJT Partners Holdings for cause, in each case within 24 months following a Board Change of Control (as defined above), then all of Mr. Taubman’s unvested Earn-Out Units will fully vest upon such termination, without regard to any applicable service or performance vesting conditions. In the event of any other termination of Mr. Taubman’s service or his uncured breach of the non-competition or non-solicitation covenants contained in his partner agreement, his unvested Earn-Out Units will be forfeited automatically.

Upon a change in control of PJT Partners, then the time-vesting conditions for the Earn-Out Units will be deemed satisfied, but the performance-vesting conditions will be satisfied only if the applicable share price targets are achieved in connection with such change in control.

For these purposes, “cause” and “good reason” have the same meanings ascribed to such terms in Mr. Taubman’s partner agreement. See “Narrative Disclosure Relating to the Summary Compensation Table, Grants of Plan-Based Awards Table, Outstanding Equity Awards at 2020 Fiscal Year-End Table, and 2020 Option Exercises and Stock Vested Table—Partner Agreements—Partner Agreement with Paul J. Taubman” above.

Ji-Yeun Lee, Helen T. Meates and James W. Cuminale

If Ms. Lee’s, Ms. Meates’s or Mr. Cuminale’s service terminates for any reason other than such officer’s resignation without good reason or by PJT Partners Holdings for cause, then all unvested Earn-Out Units will become vested to the extent the applicable stock price performance conditions are met on or prior to the date of termination of service and, unless otherwise determined by Mr. Taubman, all remaining unvested Earn-Out Units will be forfeited. In the event of any other termination of the officer’s service or uncured breach of the non-competition or non-solicitation covenants (described below), such officer’s unvested Earn-Out Units will be forfeited automatically.

Upon a change in control of PJT Partners, then the time-vesting conditions for the Earn-Out Units will be deemed satisfied, but the performance-vesting conditions will be satisfied only if the applicable share price targets are achieved in connection with such change in control.

For these purposes, “cause” and “good reason” have the same meanings ascribed to such terms in the partner agreements with each of Ms. Lee, Ms. Meates and Mr. Cuminale. See “Narrative Disclosure Relating to the Summary Compensation Table, Grants of Plan-Based Awards in 2020 Table, Outstanding Equity Awards at 2020 Fiscal Year-End Table, and 2020 Option Exercises and Stock Vested Table—Partner Agreements—Partner Agreements with Ji-Yeun Lee, Helen T. Meates and James W. Cuminale” above.

Restricted Stock Unit Awards

If the participant’s employment is terminated for cause, the participant’s undelivered restricted stock units (vested and unvested) will be immediately forfeited, and if the participant resigns, the participant’s unvested restricted stock units will be immediately forfeited. Upon a change in control or termination of the participant’s services because of death, disability or without cause by the company, the shares underlying any outstanding restricted stock units (vested and unvested) will become immediately deliverable. In connection with a qualifying retirement, restricted stock units will continue to vest and be delivered over the applicable vesting period, subject to forfeiture if the participant violates any applicable provision of his or her employment or partner agreement or engages in any competitive activity.

LTIP Unit Awards

If the participant’s employment is terminated for cause, the participant’s undelivered LTIP Units (vested and unvested) will be immediately forfeited, and if the participant resigns, the participant’s unvested LTIP Units will be immediately forfeited. Upon a change in control or termination of the participant’s services because of death, disability or without cause by the company, the shares underlying any outstanding LTIP Units (vested and unvested) will become immediately deliverable. In connection with a qualifying retirement, LTIP Units will continue to vest and be delivered over the applicable vesting period, subject to forfeiture if the participant violates any applicable provision of his or her employment or partner agreement or engages in any competitive activity.

The following table quantifies the value of our Named Executive Officers’ outstanding equity awards that would accelerate and vest upon certain terminations of employment or a change in control. All calculations in this table are based on an assumed termination or change in control date of December 31, 2020.

Name	Accelerated Vesting of Equity Awards: Earn-Out Units(1) ($)		Accelerated Vesting of Equity Awards: LTIP Units and Restricted Stock Units(1) ($)
Paul J. Taubman
Termination by us with “cause” or resignation by employee without “good reason”	—		N/A
Termination by us without “cause” or resignation by employee for “good reason” not within 24 months following a “Board Change of Control”	—	(2)	N/A
Termination by us without “cause” or resignation by employee for “Board Change Good Reason” within 24 months following a “Board Change of Control”	45,902,500		N/A
Termination by us with “cause”	N/A		1,505,000
Disability	N/A		1,505,000
Death not within 24 months following “Board Change of Control”	—	(2)	N/A
Death within 24 months following “Board Change of Control”	45,902,500		N/A
Death	N/A		1,505,000
Change in control	—	(3)	1,505,000
Ji-Yeun Lee
Termination by us with “cause” or resignation by employee without “good reason”	—		—
Termination by us without “cause”	—	(4)	5,245,354
Resignation by employee for “good reason”	—	(4)	N/A
Disability	N/A		5,245,354
Death	—	(4)	5,245,354
Change in control	—	(3)	5,245,354
Helen T. Meates
Termination by us with “cause” or resignation by employee without “good reason”	—		—
Termination by us without “cause”	—	(4)	2,938,195
Resignation by employee for “good reason”	—	(4)	N/A
Disability	N/A		2,938,195
Death	—	(4)	2,938,195
Change in control	—	(3)	2,938,195

Name	Accelerated Vesting of Equity Awards: Earn-Out Units(1) ($)		Accelerated Vesting of Equity Awards: LTIP Units and Restricted Stock Units(1) ($)
James W. Cuminale
Termination by us with “cause” or resignation by employee without “good reason”	—		—
Termination by us without “cause”	—	(4)	2,249,425
Resignation by employee for “good reason”	—	(4)	N/A
Disability	N/A		2,249,425
Death	—	(4)	2,249,425
Change in control	—	(3)	2,249,425

(1)

The value of accelerated equity awards, for purposes of this table, was determined by multiplying the applicable number of equity awards (including associated restricted stock unit dividend equivalents) that would vest upon termination or change in control by $75.25, the closing price of our Class A common stock on December 31, 2020.

(2)	All unvested Earn-Out Units will remain outstanding and become vested upon the satisfaction of the applicable stock price performance conditions.

(3)

Upon a change in control, the performance vesting conditions for the Earn-Out Units will be satisfied only if the applicable share price targets are achieved in connection with such change in control. Amount reported assumes that the price paid in connection with a change in control would have been $75.25, the closing price of our Class A common stock on December 31, 2020, and therefore none of the remaining performance vesting price targets would have been achieved and all of the officer’s unvested Earn-Out Units would have been forfeited.

(4)

All unvested Earn-Out Units will become vested to the extent the applicable stock price performance conditions are met on or prior to the date of termination of service and, unless otherwise determined by Mr. Taubman, all remaining unvested Earn-Out Units will be forfeited. As of December 31, 2020, four of the applicable stock price performance conditions had been met and the amounts reported assume that Mr. Taubman would not have exercised his discretion to vest all the unvested Earn-Out Units. As a result, all of the officer’s unvested Earn-Out Units would have been forfeited.

CEO Pay Ratio

Presented below is the ratio of annual total compensation of Mr. Taubman, our CEO, to the median annual total compensation for all our employees (other than our CEO) as of December 31, 2020 (the “CEO Pay Ratio”). We believe the pay ratio included below is a reasonable estimate determined under relevant SEC rules. However, due to the flexibility afforded by Item 402(u) of Regulation S-K in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.

For 2020, the annual total compensation of our median employee, the annual total compensation of our CEO, pursuant to the methodology described below and in accordance with the requirements for determining total compensation in the Summary Compensation Table, and the resulting pay ratio are shown in the table below:

2020 Annual Total Compensation
CEO	$1,015,000
Median Employee	$ 283,000
CEO Pay Ratio	4:1

The 2018 total compensation included in the Summary Compensation Table for Mr. Taubman included a grant of 60,000 LTIP Units with a grant date fair value of $3,198,000, which vest over a three year period. If the 2020 annual compensation for Mr. Taubman was calculated based on the methodology applied in the table under “Compensation of Our Executive Officers—Elements of Our Compensation Program—Alternative Presentation of Annual Compensation,” which is reflective of compensation related to the 2020 performance year and includes the prorated portion of the 60,000 LTIPs for the twelve months in 2020, the total annual compensation for Mr. Taubman for 2020 would be $2,066,000, resulting in a ratio of the annual total compensation of Mr. Taubman to the annual total compensation of our median employee of approximately 7 to 1.

Background. We identified our median employee using our employee population, excluding Mr. Taubman as well as independent contractors and consultants, as of December 31, 2020. To identify our median employee, we used (1) base salary, (2) cash bonus awarded in respect of such year’s performance, and (3) long-term incentives awarded in respect of such year’s performance. We believe this consistently applied compensation measure reasonably reflects annual compensation across our employee base. This methodology was also applied to compensation reflected for our Named Executive Officers in the table under “Compensation of Our Executive Officers—Elements of Our Compensation Program—Alternative Presentation of Annual Compensation” and represents compensation in the manner considered by our Compensation Committee for determining annual compensation.

Equity Compensation Plan Information

The following table presents certain information about our equity compensation plans as of December 31, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Approved by security holders
Omnibus Incentive Plan	9,323,239	(1)	N/A	(1)	7,676,761	(2)
Not Approved by security holders
None	—		—		—

(1)	Consists of restricted stock units and LTIP Units granted under the Omnibus Incentive Plan, which do not have an exercise price.

(2)

Consists of shares of Class A common stock issuable under the Omnibus Incentive Plan pursuant to various awards that the Compensation Committee may make, including stock options, stock appreciation rights, restricted shares, restricted stock units and other equity-based awards, including Partnership Units and LTIP Units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 8, 2021, information regarding the beneficial ownership of our Class A common stock and Class B common stock and PJT Partners Holdings Partnership Units and Founder Units held by: (1) each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our outstanding voting securities; (2) each of our directors; (3) each of our Named Executive Officers; and (4) all of our current directors and executive officers as a group. Percentage of beneficial ownership is based upon: (1) 25,311,598 shares of our Class A common stock issued and outstanding; (2) 39,610,206 Partnership Units outstanding, including 25,311,598 Partnership Units held by PJT Partners Inc.; and (3) 36,571,922 votes associated with Class A common stock and Class B common stock on director elections and removals and 42,358,146 votes associated with Class A common stock and Class B common stock on all other matters, in each case, as of March 8, 2021. To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. The number of shares of Class A common stock, Class B common stock and Partnership Units shown as beneficially owned by each director and Named Executive Officer was determined in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership includes any shares of Class A common stock as to which a person has the right to acquire within 60 days of March 8, 2021 through the delivery of shares of Class A common stock underlying restricted stock units. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o PJT Partners Inc., 280 Park Avenue, New York, New York 10017.

	Shares of Class A Common Stock Beneficially Owned(1)			Shares of Class B Common Stock Beneficially Owned(2)	Partnership Units Beneficially Owned(1)(2)(3)			Combined Voting Power in Director Elections and Removals(2)(4)(5) %	Combined Voting Power in All Other Matters(2)(4)(5) %
Name of Beneficial Owner	Number		% of Class		Number		% of Class
5% Shareholders:
BlackRock, Inc.(6)	1,685,076		6.7	—	—		—	4.6	4.0
The Vanguard Group(7)	1,560,356		6.2	—	—		—	4.3	3.7
Stephen A. Schwarzman(8)	1,175,663		4.6	7	4,600,074		11.6	3.2	2.8
Directors and Executive Officers:
Paul J. Taubman	460,000		1.8	1	5,250,000		13.3	18.2	28.5
James Costos(9)	5,771		*	—	—		—	*	*
Dennis S. Hersch(9)	27,320		*	—	—		—	*	*
Emily K. Rafferty(9)	4,861		*	—	—		—	*	*
Thomas M. Ryan(9)(10)	19,332		*	—	—		—	*	*
Grace R. Skaugen(9)	—		—	—	—		—	*	*
Kenneth C. Whitney(9)(11)	43,746		*	2	152,149		*	*	*
Ji-Yeun Lee	142,207		*	1	835,000		2.1	*	*
Helen T. Meates (12)	65,101		*	1	140,000		*	*	*
James W. Cuminale	37,141	(13)	*	1	160,000	(14)	*	*	*
Directors and executive officers as a group (11 persons)	809,344		3.2	7	6,539,186		16.5	22.1	32.6

*	Represents less than one percent.

(1)

Subject to the terms of the Exchange Agreement, the Partnership Units may be exchanged for cash equal to the then-current market value of an equal number of shares of our Class A common stock (determined in accordance with and subject to adjustment under the Exchange Agreement) or, at our election, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. See “Certain Relationships and Related Person Transactions—Exchange Agreement.” Beneficial ownership of Partnership Units reflected in this table has not been reflected as beneficial ownership of shares of our Class A common stock for which such units may be exchanged. Percentage of Partnership Units treats Partnership Units held by PJT Partners as outstanding.

(2)

Due to our corporate structure, certain holders of the equity in our company maintain their ownership through Partnership Units. In order to ensure that these Partnership Unit holders are not disenfranchised and, therefore, are entitled to vote their economic interest in the company, these holders were granted an accompanying share of Class B common stock. This share of Class B common stock entitles the holder to a number of votes commensurate with such holder’s vested and unvested Partnership Units and does not provide any voting power in excess of the holder’s economic interest in the company; it merely provides a vehicle for a Partnership Unit holder to vote his/her economic interest in the company. As an example, if a holder of a share of Class B common stock owns 100 Partnership Units, that share of Class B common stock would simply provide such holder with 100 votes on all matters presented to our shareholders. However, in an effort to preserve the tax-free nature of our spin-off in 2015 from Blackstone, our Certificate of Incorporation provided that holders of Class B common stock were limited to only one vote per share of Class B common stock solely with respect to the election or removal of directors. Thus, applying the above example, that same holder of Class B common stock (representing 100 Partnership Units) would be entitled to 100 votes on all matters presented to our shareholders but only one vote with respect to director elections or removals.

With the passage of time since the spin-off, this restriction on the voting rights of holders of Class B common stock is no longer operative, an eventuality that was envisaged in our Certificate of Incorporation. Pursuant to our Certificate of Incorporation, upon the request of a holder of Class B common stock and approval by the Board, such holder’s Class B common stock would be equalized to provide the same number of votes for the election and removal of directors as it does for all other matters. Accordingly, the holders of 11,260,219 vested and unvested Partnership Units have requested, and the Board has approved, that the shares of Class B common stock held by them provide them with the same number of votes for the election and removal of directors as they do for all other matters. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which such shareholders are entitled to vote generally, except as otherwise required by law.

The voting power on applicable matters afforded to holders of partnership interests by their shares of Class B common stock is automatically and correspondingly reduced as they exchange Partnership Units for cash or for shares of Class A common stock pursuant to the Exchange Agreement. If at any time the ratio at which Partnership Units are exchangeable for shares of Class A common stock changes from one-for-one as described under “Certain Relationships and Related Person Transactions—Exchange Agreement,” the number of votes to which Class B common stockholders are entitled on applicable matters will be adjusted accordingly. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which shareholders are entitled to vote generally, except as otherwise required by law.

(3)

Does not reflect 610,000, 95,000, 10,000 and 15,000 Earn-Out Units received by Mr. Taubman, Ms. Lee, Ms. Meates and Mr. Cuminale, respectively, on October 1, 2015 in connection with the merger and spin-off transactions that have yet to satisfy performance vesting requirements.

(4)	Represents percentage of voting power of the Class A common stock and Class B common stock voting together as a single class.

(5)

In connection with the merger and spin-off transactions, Blackstone’s senior management, including Mr. Schwarzman and all of Blackstone’s other executive officers, provided an irrevocable proxy to Mr. Taubman to vote their shares of Class B common stock for so long as Mr. Taubman is the CEO and/or executive officer of PJT Partners. The combined voting power information in this table gives effect to such proxy.

(6)	Based solely on information provided on a Schedule 13G/A filed with the SEC on January 29, 2021. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(7)	Based solely on information provided on a Schedule 13G filed with the SEC on February 10, 2021. The business address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355.

(8)

Based solely on representations made by agents of Mr. Schwarzman with respect to his direct and indirect beneficial ownership. The business address of Mr. Schwarzman is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154. Includes the following shares and units held for the benefit of family members with respect to which Mr. Schwarzman disclaims beneficial ownership: 15,360 shares of Class A common stock, 3 shares of Class B common stock and 60,106 Partnership Units held in various trusts for which Mr. Schwarzman is the investment trustee; includes 2,371 shares of Class A common stock, 1 share of Class B common stock and 9,279 Partnership Units held in grantor retained annuity trusts for which Mr. Schwarzman is the investment trustee; and includes 7,320 shares of Class A common stock, 1 share of Class B common stock and 28,643 Partnership Units held by a corporation for which Mr. Schwarzman is the controlling shareholder. Mr. Schwarzman also directly, or through a corporation for which he is the controlling shareholder, beneficially owns an additional 2,218 shares of Class A common stock, 1 share of Class B common stock and 8,680 Partnership Units. In addition, the above table excludes Class A shares, Class B shares and Partnership Units held by Mr. Schwarzman’s children or in trusts for the benefit of his family as to which he has no voting or investment control.

(9)	Does not reflect 6,388, 13,579, 5,587, 19,171, 3,275 and 5,587 restricted stock units received by Mr. Costos, Mr. Hersch, Ms. Rafferty, Mr. Ryan, Ms. Skaugen and Mr. Whitney, respectively.

(10)	Includes 7 shares of Class A common stock held in a trust for which Mr. Ryan’s wife is the investment trustee.

(11)	Includes 1,725 shares of Class A common stock, 1 share of Class B common stock and 6,750 Partnership Units held in a trust for which Mr. Whitney is the investment trustee.

(12)	Includes 286 shares of Class A common stock beneficially owned by Ms. Meates’s children, for which Ms. Meates disclaims beneficial ownership.

(13)	Includes 18,620 shares of Class A common stock held by a grantor retained annuity trust, of which Mr. Cuminale serves as the trustee.

(14)	Founder Units held in a family limited liability company, which is controlled by Mr. Cuminale.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain officers to file initial reports of share ownership and reports of changes in share ownership with the SEC. Based solely on our review of copies of such reports, we believe that all Section 16(a) filing requirements applicable to our directors and officers were complied with during 2020 with the exception of a late amendment to a Form 3 filing on behalf of Thomas M. Ryan due to an administrative error initially under-reporting the number of shares owned by Mr. Ryan. This amendment was filed on October 26, 2020 as soon as the error was identified.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Board has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel, or such other person designated by our Board, any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel, or such other person, will then promptly communicate that information to our Board. No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Exchange Agreement

We have entered into an exchange agreement with the limited partners of PJT Partners Holdings pursuant to which they (or certain permitted transferees) have the right, subject to the terms and conditions set forth in the limited partnership agreement of PJT Partners Holdings, on a quarterly basis, to exchange all or part of their Partnership Units for cash or, at our election, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. Pursuant to the terms of the partnership agreement of PJT Partners Holdings, the company may also require holders of Partnership Units who are not Service Providers (as defined in the partnership agreement of PJT Partners Holdings) to the company to exchange their Partnership Units. The price per Partnership Unit to be received in a cash-settled exchange will be equal to the fair value of a share of our Class A common stock (determined in accordance with and subject to adjustment under the exchange agreement). In the event cash-settled exchanges of Partnership Units are funded with new issuances of Class A common stock, the fair value of a share of our Class A common stock will be deemed to be equal to the net proceeds per share of Class A common stock received by PJT Partners in the related issuance. Accordingly, in this event, the price per Partnership Unit to which an exchanging Partnership Unitholder will be entitled may be greater than or less than the then-current market value of our Class A common stock. The exchange agreement also provides that a holder of Partnership Units will not have the right to exchange Partnership Units in the event that PJT Partners determines that such exchange would be prohibited by law, would result in any breach of any debt agreement or other material contract of PJT Partners or PJT Partners Holdings, or, subject to certain limitations, would cause unreasonable financial burden on PJT Partners Holdings.

Registration Rights Agreement

We have entered into a registration rights agreement with the limited partners of PJT Partners Holdings pursuant to which we granted them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of Class A common stock delivered in exchange for Partnership Units.

In addition, in the event that any holder or group of holders that elect to exchange Partnership Units with a cash value of at least $75 million (determined in accordance with the registration rights agreement) in respect of any quarterly exchange date, a demand committee comprised of certain Partnership Unitholders will have the right to request that we facilitate a registered underwritten offering with respect to (1) the sale by such holder(s) of Class A common stock delivered to such holder(s) in exchange for such Partnership Units (in the event that we elect to settle such exchange in shares of Class A common stock); or (2) the sale by us of Class A common stock to fund the cash-settled exchanges of such Partnership Units (in the event that we elect to settle such exchange in cash); provided, however, that we will not be obligated to effect any such requested registration within 180 days after the effective date of a previous registration pursuant to the registration rights agreement. In addition, we have the right to defer effecting a demand for a maximum of 60 days in certain circumstances, not to exceed 90 days in any 365-day period, including if such demand could materially interfere with a bona fide business or financing transaction.

Holders of Partnership Units also have the ability to exercise certain piggyback registration rights in respect of registered offerings requested by other registration rights holders or initiated by us, subject to customary cut-back provisions.

Tax Receivable Agreement

Holders of Partnership Units (other than PJT Partners) may, subject to the terms and conditions set forth in the partnership agreement of PJT Partners Holdings, on a quarterly basis (subject to the terms of the exchange agreement) exchange their Partnership Units for cash or, at our election, for shares of Class A common stock of PJT Partners on a one-for-one basis. PJT Partners Holdings has made an election under Section 754 of the Internal Revenue Code of 1986 (the “Code”) effective for each taxable year in which an exchange of Partnership Units for cash or for shares of Class A common stock occurs, which is expected to result in increases to the tax basis of the assets of PJT Partners Holdings at the time of an exchange of Partnership Units. Stock-settled exchanges and certain of these cash-settled exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of PJT Partners Holdings. These increases in tax basis may reduce the amount of tax that PJT Partners would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The Internal Revenue Service (the “IRS”) may challenge all or part of the tax basis increase and increased deductions, and a court could sustain such a challenge.

We have entered into a tax receivable agreement with the holders of Partnership Units (other than PJT Partners) that provides for the payment by PJT Partners to exchanging holders of Partnership Units of 85% of the benefits, if any, that PJT Partners is deemed to realize as a result of these increases in tax basis related to such exchanges of Partnership Units and of certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. This payment obligation is an obligation of PJT Partners and not of PJT Partners Holdings. PJT Partners expects to benefit from the remaining 15% of cash tax savings, if any, in income tax it realizes. For purposes of the tax receivable agreement, the cash tax savings in income tax is computed by comparing the actual income tax liability of PJT Partners (calculated with certain assumptions) to the amount of such taxes that PJT Partners would have been required to pay had there been no increase to the tax basis of the assets of PJT Partners Holdings as a result of the exchanges and had PJT Partners not entered into the tax receivable agreement. The term of the tax receivable agreement continues until all such tax benefits have been utilized or expired, unless PJT Partners exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement (as described in more detail below) or PJT Partners breaches any of its material obligations under the tax receivable agreement in which case all obligations generally will be accelerated and due as if PJT Partners had exercised its right to terminate the tax receivable agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

•

the timing of exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of PJT Partners Holdings at the time of each exchange;

•

the price of shares of our Class A common stock at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of PJT Partners Holdings, is directly proportional to the cash price for the applicable Partnership Units (in the case of a cash-settled exchange) or the price of shares of our Class A common stock at the time of the exchange (in the case of a stock-settled exchange);

•	the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available; and

•

the amount and timing of our income—PJT Partners is required to pay 85% of the cash tax savings as and when realized, if any. If PJT Partners does not have taxable income, PJT Partners is not generally required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no cash tax savings will have been realized. However, any cash tax savings that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivables agreement.

We will account for the effects of these increases in tax basis and associated payments under the tax receivable agreement arising from exchanges as follows:

•	we record an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted federal, state and local tax rates at the date of the exchange;

•

to the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis that will consider, among other things, our expectation of future earnings, we reduce the deferred tax asset with a valuation allowance; and

•

we record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the amount due pursuant to the tax receivable agreement and the remaining 15% of the estimated realizable tax benefit as an increase to additional paid-in capital.

The effects of changes in estimates after the date of the redemption or exchange as well as subsequent changes in the enacted tax rates are included in net income.

We expect that as a result of the size of the transfers and increases in the tax basis of the tangible and intangible assets of PJT Partners Holdings, the payments that we may make under the tax receivable agreement will be substantial. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivable agreement exceed the actual cash tax savings that PJT Partners realizes in respect of the tax attributes subject to the tax receivable agreement and/or distributions to PJT Partners by PJT Partners Holdings are not sufficient to permit PJT Partners to make payments under the tax receivable agreement after it has paid taxes. Late payments under the tax receivable agreement generally will accrue interest at an uncapped rate equal to LIBOR plus 500 basis points. The payments under the tax receivable agreement are not conditioned upon continued ownership of us by holders of Partnership Units.

In addition, the tax receivable agreement provides that upon certain changes of control, PJT Partners’ (or its successor’s) obligations with respect to acquired or exchanged Partnership Units (whether acquired or exchanged before or after such transaction) would be based on certain assumptions, including that PJT Partners would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement.

Furthermore, PJT Partners may elect to terminate the tax receivable agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the tax receivable agreement includes several assumptions, including: (1) that any Partnership Units that have not been exchanged are deemed exchanged for the market value of the shares of Class A common stock at the time of termination; (2) PJT Partners will have sufficient taxable income in each future taxable year to fully realize all potential tax savings; (3) the tax rates for future years will be those specified in the law as in effect at the time of termination; and (4) certain non-amortizable assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax savings are discounted at a rate equal to LIBOR plus 100 basis points.

As a result of the change in control provisions and the early termination right, PJT Partners could be required to make payments under the tax receivable agreement that are greater than the specified percentage of the actual cash tax savings that PJT Partners realizes in respect of the tax attributes subject to the tax receivable agreement. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.

Decisions made by our officers and directors in the course of running our business may influence the timing and amount of payments that are received by an exchanging or selling existing owner under the tax receivable agreement. For example, the earlier disposition of assets following an acquisition or exchange transaction generally will accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an acquisition or exchange transaction will increase an existing owner’s tax liability without giving rise to any rights of an existing owner to receive payments under the tax receivable agreement.

Payments under the tax receivable agreement are based on the tax reporting positions that we determine. PJT Partners will not be reimbursed for any payments previously made under the tax receivable agreement if a tax basis increase is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of PJT Partners’ cash tax savings.

PJT Partners Holdings LP Amended and Restated Limited Partnership Agreement

PJT Partners holds Partnership Units in PJT Partners Holdings and is the sole general partner of PJT Partners Holdings. Accordingly, PJT Partners operates and controls all of the business and affairs of PJT Partners Holdings and, through PJT Partners Holdings and its operating subsidiaries, conducts our business.

The limited partnership agreement of PJT Partners Holdings provides that substantially all expenses incurred by or attributable to PJT Partners, but not including obligations incurred under the tax receivable agreement by PJT Partners, income tax expenses of PJT Partners and payments on indebtedness incurred by PJT Partners, are borne by PJT Partners Holdings.

Pursuant to the limited partnership agreement of PJT Partners Holdings, PJT Partners has the right to determine when distributions will be made to holders of Partnership Units and the amount of any such distributions (other than tax distributions described below). If a distribution is authorized, such distribution will be made to the holders of Partnership Units pro rata in accordance with the percentages of their respective partnership interests that are entitled to participate in distributions.

The holders of Partnership Units, including PJT Partners, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of PJT Partners Holdings. Except for the priority allocations of income in respect of LTIP Units described below, net profits and net losses of PJT Partners Holdings will generally be allocated to its holders (including PJT Partners) pro rata in accordance with the percentages of their respective partnership interests, except as otherwise required by law. In accordance with the partnership agreement, we intend to cause PJT Partners Holdings to make pro rata cash distributions, to the extent of available cash, to the holders of the partnership interests in PJT Partners Holdings in amounts equal to 50% of the taxable income allocated to such holders for purposes of funding their tax obligations in respect of the income of PJT Partners Holdings that is allocated to them.

For 2020, Mr. Taubman, Ms. Lee, Ms. Meates and Mr. Cuminale received $17,070,068, $2,707,749, $435,619 and $509,900, respectively, as distributions on their Partnership Units.

The limited partnership agreement of PJT Partners Holdings provides that PJT Partners may not engage in, or cause or permit, a Termination Transaction (as defined below), other than with the consent of limited partners holding a majority of all the outstanding Partnership Units (other than Partnership Units held by PJT Partners and entities controlled by PJT Partners), including each limited partner that held, immediately following the closing of the merger and spin-off transactions in 2015, and, as of any subsequent date of determination, holds, not less than five percent (5%) of the total number of Partnership Units then outstanding (a “Significant Limited Partner”), or if the requirements discussed below are satisfied. A “Termination Transaction” means any direct or indirect transfer of all or any portion of PJT Partners’ interest in PJT Partners Holdings in connection with, or any other occurrence of:

•	a merger, consolidation or other combination transaction involving PJT Partners;

•

a sale, lease, exchange or other transfer of all or substantially all of the assets of PJT Partners not in the ordinary course of business, whether in a single transaction or a series of related transactions;

•

a reclassification, recapitalization or change of the outstanding shares of our Class A common stock (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision, including in connection with the distribution, exchange, redemption or exercise of rights under our shareholder rights agreement or securities issuable in respect of such rights);

•	the adoption of any plan of liquidation or dissolution of PJT Partners; or

•	any other direct or indirect transfer of all or any portion of PJT Partners’ interest in PJT Partners Holdings, other than certain permitted transfers to affiliated entities.

Such consent of limited partners to a Termination Transaction is not required if either:

(1) in connection with the Termination Transaction:

(i) each holder of Partnership Units is entitled to receive the “transaction consideration,” defined as the fair market value, at the time of the Termination Transaction, of an amount of cash, securities or other property equal to the product of:

•	the number of shares of our Class A common stock into which a Partnership Unit is then exchangeable; and

•

the greatest amount of cash, securities or other property paid per share to the holder of any shares of our Class A common stock in consideration of such shares in connection with the Termination Transaction;

provided that, if, in connection with the Termination Transaction, a purchase, tender or exchange offer is made to and accepted by the holders of a majority of the outstanding shares of our Class A common stock, the transaction consideration will refer to the fair market value of the greatest amount of cash, securities or other property which such holder would have received had it exercised its exchange right and received shares of our Class A common stock in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had accepted such purchase, tender or exchange offer; and

(ii) PJT Partners Holdings receives an opinion from nationally recognized tax counsel to the effect that such Termination Transaction will be tax-free to each holder of Partnership Units (other than PJT Partners and entities controlled by PJT Partners) for U.S. federal income tax purposes (except to the extent of cash received);

or

(2) all of the following conditions are met:

•

substantially all of the assets directly or indirectly owned by PJT Partners Holdings prior to the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by (x) PJT Partners Holdings or (y) another limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, which is the survivor of a merger, consolidation or combination of assets with PJT Partners Holdings, which we refer to as the “surviving partnership,”

•	the surviving partnership is classified as a partnership for U.S. federal income tax purposes;

•

each holder of Partnership Units (other than PJT Partners and entities controlled by PJT Partners) that held Partnership Units immediately prior to the closing of such Termination Transaction owns a percentage interest of the surviving partnership based on the relative fair market value of the net assets of PJT Partners Holdings and the other net assets of the surviving partnership immediately prior to the consummation of such transaction; and

•

the rights of such limited partners with respect to the surviving partnership are at least as favorable as those of limited partners prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership, and such rights include:

(a) if PJT Partners or its successor has a single class of publicly traded common equity securities, the right, to the same extent provided to holders of Partnership Units pursuant to the exchange agreement, to exchange their interests in the surviving partnership for either: (1) a number of such publicly traded common equity securities with a fair market value, as of the date of consummation of such Termination Transaction, equal to the transaction consideration referred to above, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications, which we refer to as the “successor shares amount;” or (2) cash in an amount equal to the fair market value of the successor shares amount at the time of such exchange; or

(b) if PJT Partners or its successor does not have a single class of publicly traded common equity securities, the right to exchange their interests in the surviving partnership on a quarterly basis for cash in an amount equal to the fair market value of such interest at the time of exchange, as determined at least once every calendar quarter by an independent appraisal firm of recognized national standing retained by the surviving partnership.

For the purpose of determining compliance with the condition set forth in the third bullet above, the relative fair market values shall be reasonably determined by PJT Partners as of the time of such transaction and, to the extent applicable, shall be no less favorable to the holders of Partnership Units than the relative values reflected in the terms of such transaction.

The limited partnership agreement of PJT Partners Holdings also provides the limited partners with certain consent rights in the event a majority of our Board ceases to be Continuing Directors (as defined below) (such event, a “Board Change of Control”). “Continuing Directors” means as of any date of determination, any member of our Board who: (1) was a member immediately following the consummation of the merger and spin-off transactions in 2015; or (2) was nominated for election or elected or appointed with the approval of a majority of the Continuing Directors who were members at the time of such nomination, election or appointment, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board. From and after the occurrence of a Board Change of Control, the following actions will require the approval of limited partners representing a majority in interest of all limited partners (excluding any limited partners controlled by PJT Partners), including each Significant Limited Partner:

•	any removal or appointment of any “officer,” as defined in Rule 16a-1(f) of the Exchange Act, including the CEO, of PJT Partners;

•	the creation, authorization or issuance of any new class or series of equity interest in PJT Partners Holdings;

•

the incurrence of any indebtedness (other than intercompany indebtedness) by PJT Partners Holdings or any of its subsidiaries or controlled affiliates that would, or is intended to, result in a material increase in the amount of consolidated indebtedness of PJT Partners Holdings as compared to immediately prior to such Board Change of Control;

•	any extraordinary distribution of PJT Partners Holdings;

•

any change in PJT Partners Holdings’ distribution policy that would, or that is intended to, result in a material increase in the amount or frequency of distributions as compared to levels prior to the Board Change of Control;

•

any change in PJT Partners Holdings’ policy regarding Partnership Unit repurchases including without limitation from PJT Partners, that would, or that is intended to, result in a material increase in the amount or frequency of Partnership Unit repurchases as compared to levels prior to the Board Change of Control;

•	any merger, consolidation or sale of all or any significant portion of the assets of PJT Partners Holdings;

•

any voluntary liquidation, dissolution or winding up of PJT Partners Holdings or the commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to the PJT Partners Holdings or any of its subsidiaries or controlled affiliates;

•	calling any meeting of the limited partners of PJT Partners Holdings or submitting any matter for the vote or consent of the limited partners of PJT Partners Holdings;

•

any settlement or compromise of any litigation directly against or otherwise relating to indemnification of the PJT Partners or its directors or officers or their affiliates or representatives or any litigation regarding tax matters; or

•	any amendment to the limited partnership agreement of PJT Partners Holdings.

In addition, the limited partnership agreement of PJT Partners Holdings enables PJT Partners Holdings to issue LTIP Units pursuant to the Omnibus Incentive Plan. LTIP Units are a class of partnership interest that are intended to qualify as “profits interests” in PJT Partners Holdings for U.S. federal income tax purposes that, subject to certain conditions, shall automatically be converted into Partnership Units. LTIP Units initially do not have full parity, on a per unit basis, with Partnership Units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP Units can over time achieve full parity with Partnership Units, at which time LTIP Units shall automatically be converted into Partnership Units on a one-for-one basis. The limited partnership agreement of PJT Partners Holdings provides that upon a sale of all or substantially all of the assets of PJT Partners Holdings, holders of LTIP Units will receive a priority allocation of income. The priority allocation will generally be made to the holders of LTIP Units until the capital account of each LTIP Unit equals the capital account of a Partnership Unit. In addition, the capital accounts of the LTIP Units will be increased in priority to the Partnership Units when PJT Partners Holdings revalues its assets. After the capital account balances of the LTIP Units have been increased such that each LTIP Unit has a capital account balance equal to that of a Partnership Unit, allocations of net income and net loss are made on a per-unit basis. The effect of these allocation provisions is to enable LTIP Units, which are issued with lower capital account balances than the Partnership Units, to participate in liquidating distributions of PJT Partners Holdings on the same basis as Partnership Units, assuming there is sufficient profit to allocate to the LTIP Units.

LTIP Units may be issued to PJT Partners personnel and third parties from time to time in one or more series having the rights, powers, privileges, restrictions, qualifications and limitations set forth in the relevant award agreement or other documentation pursuant to which the LTIP Units of such series are granted or issued, including with respect to participation in distributions.

PJT Partners Holdings has two series of LTIP Units outstanding, which were issued to certain individuals engaged in our business:

•

a series of LTIP Units issued to certain partners and employees that are subject to time-based vesting as described in “Narrative Disclosure Relating to the Summary Compensation Table, Grants of Plan-Based Awards in 2020 Table, Outstanding Equity Awards at 2020 Fiscal Year-End Table, and 2020 Option Exercises and Stock Vested Table—Merger and Spin-off Transaction Equity Grants—Founder Units,” and participate, from issuance, in all distributions of PJT Partners Holdings, other than liquidating distributions, ratably, on a per unit basis, with Partnership Units; and

•

a series of LTIP Units (“Earn-Out Units”) issued to certain partners and employees of PJT Capital LP and other individuals engaged in our business that are subject to both time-based and performance-based vesting as described in “Narrative Disclosure Relating to the Summary Compensation Table, Grants of Plan-Based Awards in 2020 Table, Outstanding Equity Awards at 2020 Fiscal Year-End Table, and 2020 Option Exercises and Stock Vested Table—Merger and Spin-off Transaction Equity Grants—Earn-Out Units,” and do not participate in any distributions of PJT Partners Holdings other than tax distributions unless and until the applicable performance vesting requirement for the relevant tranche is satisfied.

Subject to the terms of any award or other applicable agreement, unvested partnership interests will be forfeited if the holder ceases to provide services to PJT Partners Holdings. Certain forfeited partnership interests will be subject to reallocation by our Compensation Committee in consultation with Mr. Taubman (or subject to other reallocations in accordance with the limited partnership agreement).

REPORT OF THE AUDIT COMMITTEE

The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter, which can be found on our website, www.pjtpartners.com, under the “Investor Relations/Corporate Governance/Governance Documents” section.

The Audit Committee has:

•	selected the independent registered public accounting firm to audit our books and records;

•

reviewed and discussed our audited financial statements for 2020 with management and with Deloitte, our independent registered public accounting firm, and has held, as appropriate, executive sessions with Deloitte without the presence of management;

•	discussed with our independent registered public accounting firm the matters required by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•

received from Deloitte the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our quarterly and annual reports on Form 10-Q and Form 10-K, respectively, prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of:

•

our management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports; and

•

the independent registered public accounting firm, which is responsible for auditing our financial statements and expressing an opinion as to whether those audited financial statements fairly present, in all material respects, our financial position, results of operations, and cash flows in conformity with generally accepted accounting principles in the United States of America.

Based on these reviews and discussions and the reports of the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in our Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC.

Submitted by our Audit Committee:

Kenneth C. Whitney, Chair

Dennis S. Hersch

Grace R. Skaugen

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

PROPOSAL 2—NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding advisory vote, the compensation of our Named Executive Officers as disclosed above. The text of the resolution in respect of Proposal 3 is as follows:

“RESOLVED, that the compensation paid to the company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion, is hereby APPROVED.”

In considering their vote, shareholders may wish to review with care the information on our compensation policies and decisions regarding the Named Executive Officers presented in the Compensation Discussion and Analysis set forth above.

In particular, shareholders should note that the Compensation Committee bases its executive compensation decisions on the following:

•	annual incentive compensation that places a strong emphasis on financial performance, with the flexibility to assess operational and individual performance;

•	an appropriate link between compensation and the creation of shareholder value through equity awards; and

•	long-term incentive awards that do not promote excessive risk taking.

While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of the vote.

At the company’s 2018 Annual Meeting of Shareholders, our shareholders indicated their preference to hold the non-binding advisory vote to approve the compensation of our Named Executive Officers each year. Accordingly, we currently intend to hold such votes annually. The next vote to approve the compensation of our Named Executive Officers is expected to be held at our 2022 Annual Meeting of Shareholders. While the Board intends to consider carefully the results of this vote, the final vote is advisory in nature and is not binding on the company or the Board.

Board Recommendation

The Board recommends a vote “FOR” the approval of the compensation of our Named Executive Officers.

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte as our independent registered public accounting firm to perform the audit of our consolidated financial statements for 2021. Representatives of Deloitte are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Board Recommendation

The appointment of Deloitte as our independent registered public accounting firm is being submitted to our shareholders for ratification at the Annual Meeting. Our Board recommends that the shareholders vote “FOR” the ratification of the selection of Deloitte as our independent registered public accounting firm. The submission of the appointment of Deloitte is required neither by law nor by our Amended and Restated Bylaws. Our Board is nevertheless submitting it to our shareholders to ascertain their views. If our shareholders do not ratify the appointment, the selection of another independent registered public accounting firm may be considered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

Audit Fees

The following table sets forth aggregate fees billed to us by Deloitte for 2019 and 2020:

	Fiscal Year Ended December 31,
	2019	2020
Audit Fees(1)	$1,894,428	$2,048,251
Audit-Related Fees	—	—
Tax Fees (2)	981,454	915,830
All Other Fees	—	—
Total	$2,875,882	$2,964,081

(1)

Audit Fees include fees for services rendered for the audit and quarterly reviews of our consolidated financial statements filed with the SEC on Forms 10-K and 10-Q, respectively, as well as statutory and financial audits for our United States and foreign consolidated subsidiaries.

(2)

Tax fees represent fees for services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit and review of the financial statements, and consisted of tax consulting and compliance professional services, including to our United States and foreign consolidated subsidiaries.

Pre-Approval Policies and Procedures

Our Audit Committee does not permit the engagement of our auditors without pre-approval by the Audit Committee. The engagement of Deloitte for permitted non-audit accounting and tax services is limited to circumstances where these services are considered integral to the audit services that Deloitte provides or where there is another compelling rationale for using Deloitte. All audit services for which Deloitte was engaged during 2020 were pre-approved by the Audit Committee in compliance with applicable SEC requirements.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2022 ANNUAL MEETING

In order for a shareholder proposal to be included in our Proxy Statement to be issued in connection with our 2022 Annual Meeting, that proposal must be received by our Corporate Secretary no later than November 17, 2021 (which is 120 calendar days before the anniversary of the date this Proxy Statement was first mailed or made available to shareholders).

In addition, eligible shareholders who wish to submit director nominations or bring any business at the 2022 Annual Meeting, including shareholder proposals to be included in our Proxy Statement, must comply with the advance notice procedures set forth in our Amended and Restated Bylaws. In order for such director nominations and other business to be deemed timely, notice of such director nominations and other business must be received by our Corporate Secretary (A) no earlier than December 30, 2021 and no later than January 29, 2022 or (B) in the event that our 2022 Annual Meeting of Shareholders is held prior to March 30, 2022 or after July 8, 2022, notice by the shareholder must be so received no earlier than the 120th day prior to such Annual Meeting and no later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made, and, in each case, must satisfy the notification, timeliness, consent and information requirements set forth in our Amended and Restated Bylaws.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other holders of record may be participating in the practice of “householding” proxy statements, annual reports or notices. This means that only one copy of our Proxy Materials or Notice of Availability, as applicable, may have been sent to multiple shareholders in your household. If you want to receive separate copies of our Proxy Materials or Notice of Availability, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact the Corporate Secretary as set forth above.

OTHER MATTERS

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. Should any other matter arise at the Annual Meeting; however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

Salvatore Rappa

Managing Director, Corporate Counsel and

Corporate Secretary

March 16, 2021

Appendix A

The following represent key performance measures that management uses in making resource allocation and/or compensation decisions. These measures should not be considered substitutes for, or superior to, financial measures prepared in accordance with GAAP. Management believes the following non-GAAP measures, when presented together with comparable GAAP measures, are useful to investors in understanding the company’s operating results: Adjusted Pretax Income; Adjusted Net Income; and Adjusted Net Income, If-Converted, in total and on a per-share basis (referred to as “Adjusted Earnings Per Share”). These non-GAAP measures, presented and discussed herein, remove the significant accounting impact of: (a) transaction-related compensation expense, including expense related to Partnership Units with both time-based vesting and market conditions as well as equity-based and cash awards granted in connection with the spin-off from The Blackstone Group Inc. (“Blackstone”) and acquisition of CamberView Partners Holdings, LLC (“CamberView”); (b) intangible asset amortization associated with Blackstone’s initial public offering (“IPO”), the acquisition of PJT Capital LP, and the acquisition of CamberView; and (c) the amount the company has agreed to pay Blackstone related to the net realized cash benefit from certain compensation-related tax deductions. Reconciliations of the non-GAAP measures to their most directly comparable GAAP measures and further detail regarding the adjustments are provided below. To help investors understand the effect of the company’s ownership structure on its Adjusted Net Income, the company has presented Adjusted Net Income, If-Converted. This measure illustrates the impact of taxes on Adjusted Pretax Income, assuming all Partnership Units (excluding the unvested Partnership Units that have yet to satisfy certain market conditions) were exchanged for shares of the company’s Class A common stock, resulting in all of the company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects as well as return to provision adjustments. This tax rate excludes the tax benefits of the adjustments for transaction-related compensation expense, amortization expense, tax benefit recorded pursuant to the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) as well as certain payments to Blackstone resulting from the October 1, 2015 spin-off.

The following table provides a reconciliation of non-GAAP measures to their most directly comparable GAAP measures.

(Dollars in Thousands, Except Share and Per Share Data)

	Year Ended December 31,
	2020	2019
GAAP Net Income	$212,426	$63,787
Less: GAAP Provision for Taxes	35,535	18,403
GAAP Pretax Income	247,961	82,190
Adjustments to GAAP Pretax Income
Transaction-Related Compensation Expense(1)	14,662	41,886
Amortization of Intangible Assets(2)	7,776	7,654
Spin-Off-Related Payable Due to Blackstone(3)	550	539
Adjusted Pretax Income	270,949	132,269
Adjusted Taxes(4)	38,788	22,030
Adjusted Net Income	232,161	110,239

	Year Ended December 31,
	2020	2019
If-Converted Adjustments
Less: Adjusted Taxes(4)	(38,788)	(22,030)
Add: If-Converted Taxes(5)	67,090	33,723
Adjusted Net Income, If-Converted	$203,859	$98,546
GAAP Net Income Per Share of Class A Common Stock
Basic	$4.80	$1.23
Diluted	$4.40	$1.21
GAAP Weighted-Average Shares of Class A Common Stock Outstanding
Basic	24,496,285	24,007,138
Diluted	43,127,166	25,014,569
Adjusted Net Income, If-Converted Per Share	$4.93	$2.41
Weighted-Average Shares Outstanding, If-Converted	41,365,572	40,967,316

The following table provides a summary of weighted-average shares outstanding for the year ended December 31, 2020 and 2019 for both basic and diluted shares. The table also provides a reconciliation to If-Converted Shares Outstanding assuming that all Partnership Units and unvested PJT Partners Inc. restricted stock units (“RSUs”) were converted to shares of the company’s Class A common stock:

	Year Ended December 31,
	2020	2019
Weighted-Average Shares Outstanding - GAAP
Shares of Class A Common Stock Outstanding	23,827,264	23,117,559
Vested, Undelivered RSUs	669,021	889,579
Basic Shares Outstanding, GAAP	24,496,285	24,007,138
Dilutive Impact of Unvested Common RSUs(6)	1,344,152	1,007,431
Dilutive Impact of Partnership Units(7)	17,286,729	—
Diluted Shares Outstanding, GAAP	43,127,166	25,014,569
Weighted-Average Shares Outstanding - If-Converted
Shares of Class A Common Stock Outstanding	23,827,264	23,117,559
Vested, Undelivered RSUs	669,021	889,579
Conversion of Unvested Common RSUs(6)	1,344,152	1,007,431
Conversion of Participating RSUs	16,483	40,544
Conversion of Partnership Units	15,508,652	15,912,203
If-Converted Shares Outstanding	41,365,572	40,967,316

(1)

This adjustment adds back to GAAP Pretax Income transaction-related compensation expense for Partnership Units with both time-based vesting and market conditions as well as equity-based and cash awards granted in connection with the spin-off from Blackstone and the acquisition of CamberView.

(2)

This adjustment adds back to GAAP Pretax Income amounts for the amortization of intangible assets that are associated with Blackstone’s IPO, the acquisition of PJT Capital LP on October 1, 2015 and the acquisition of CamberView on October 1, 2018.

(3)

This adjustment adds back to GAAP Pretax Income the amount the company has agreed to pay Blackstone related to the net realized cash benefit from certain compensation-related tax deductions. Such expense is reflected in Other Expenses in the Condensed Consolidated Statements of Operations.

(4)	Represents taxes on Adjusted Pretax Income, considering both current and deferred income tax effects for the current ownership structure.

(5)

Represents taxes on Adjusted Pretax Income, assuming all Partnership Units (excluding the unvested Partnership Units that have yet to satisfy market conditions) were exchanged for shares of the company’s Class A common stock, resulting in all of the company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects as well as return to provision adjustments. This tax rate excludes the tax benefits of the adjustments for transaction-related compensation expense, amortization expense, tax benefit recorded pursuant to the CARES Act as well as certain payments to Blackstone resulting from the October 1, 2015 spin-off.

(6)	Represents the dilutive impact under the treasury method of unvested, non-participating RSUs that have a remaining service requirement.

(7)

Represents the number of shares assuming the conversion of vested Partnership Units, the dilutive impact of unvested Partnership Units with a remaining service requirement, and Partnership Units that achieved certain market conditions.

PJT PARTNERS INC. ATTN: SALVATORE RAPPA 280 PARK AVENUE, 16TH FLOOR NEW YORK, NY 10017

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PJT2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D32258-P50622	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PJT PARTNERS INC.
The Board of Directors recommends you vote “FOR” the election of each of its Nominees:
1. Election of Directors

Nominees:	For	Withhold

1a. James Costos	☐	☐

1b. Grace R. Skaugen	☐	☐

1c. Kenneth C. Whitney	☐	☐

The Board of Directors recommends you vote “FOR” the following proposals:			For	Against	Abstain

2. To approve, on an advisory basis, the compensation of our Named Executive Officers.			☐	☐	☐

3. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.			☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. This proxy is solicited on behalf of the Board of Directors of PJT Partners Inc. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted as recommended by the Board of Directors.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

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D32259-P50622

PJT PARTNERS INC.

Annual Meeting of Stockholders

April 29, 2021 8:30 A.M. Eastern Time

This proxy is solicited by the Board of Directors of the Company

The stockholder(s) hereby appoint(s) David A. Travin and Salvatore Rappa, and each of them, as proxies, each with the full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of PJT PARTNERS INC. that the stockholder(s) is/are entitled to vote at the 2021 Annual Meeting of Stockholders to be held at 8:30 A.M. Eastern Time on April 29, 2021, virtually at www.virtualshareholdermeeting.com/PJT2021, and in their discretion, upon any matter that may properly come before the meeting or any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in accordance with instructions given on the reverse side. If no instructions are given, this proxy will be voted as recommended by the Board of Directors on the reverse side of this Proxy Card.

The stockholder(s) acknowledge(s) receipt with this proxy of a copy of the Notice of Annual Meeting, Proxy Statement and Annual Report describing more fully the matters set forth herein.

Continued and to be signed on reverse side